An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion.  Dated _________2019

Tiger Reef, Inc.

(Exact name of issuer as specified in its charter)

Colorado

(State or other jurisdiction of incorporation or organization)

www.tigerreefinc.com

Wellsburg Street #7, Cole Bay, St. Maarten, Dutch West Indies

(949) 264-1475

(Address, including zip code, and telephone number, including area code of issuer’s principal executive office)

4991	46-3073820
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Maximum offering of 3,500,000,000 Shares

This is a public offering of up to $7,500,000 in shares of Common Stock of Tiger Reef, Inc. at a price between $0.0005 and $0.006 for a maximum of 15,000,000,000 or 1,250,000,000, respectively.

The offering price will be between $0.0005 and $0.006, to be determined at the time of qualification. Offering price will be disclosed via a supplemental filing within 2 days of Qualification. The end date of the offering will be exactly 365 days from the date the Offering Circular is approved by the Attorney General of the state of New York (unless extended by the Company, in its own discretion, for up to another 90 days).

Our Common Stock currently trades on the OTC Pink market under the symbol “TGRR” and our closing price on August 14, 2019 was $0.0006.  Our Common Stock currently trades on a sporadic and limited basis.

We are offering our shares without the use of an exclusive placement agent. However, the Company reserves the right to retain one. The proceeds will be disbursed to us and the purchased shares will be disbursed to the investors.  If the offering does not close, for any reason, the proceeds for the offering will be promptly returned to investors without interest.

We expect to commence the sale of the shares within two calendar days of the date on which the Offering Statement of which this Offering Circular is qualified by the Securities Exchange Commission.

See “Risk Factors” to read about factors you should consider before buying shares of Common Stock.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.  For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular is following the offering circular format described in Part II (a)(1)(ii) of Form 1-A.

Offering Circular dated _____, 2019

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

 i

SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical consolidated financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to Tiger Reef, Inc.

Our Company

Tiger Reef, Inc. was incorporated under the laws of the State of Colorado on June 27, 2013 under the name Stream Flow Media, Inc. Tiger Reef amended its Articles of Incorporation on October 14, 2015 to change its name to Blue Water Bar & Grill, Inc. and further amended its Articles of Incorporation on October 24, 2016 to change its name to Tiger Reef, Inc.

Subsequently, on April 1, 2019, Tiger Reef filed Amended and Restated Articles of Incorporation with the State of Colorado, which encompasses in its entirety Tiger Reef’s current complete and unamended Articles of Incorporation.

Tiger Reef is a developer and operator of solar and clean renewable energy projects focused on reducing overall energy costs and the carbon footprint for Cannabidiol (CBD) producers and legalized marijuana growers. Tiger Reef also has developed a line of ultra-premium rums under the Tiger Reef® brand.

Solar and Clean Renewable Energy Projects

Tiger Reef entered the US market as a producer of clean energy renewable energy in early 2019. Initially, Tiger Reef is focusing on home and small-business installations, including Cannabidiol (CBD) producers and legalized marijuana growers. As growth permits, Tiger Reef will scale up its solar array deployments to larger scale projects, including multi-acre solar farms.

Tiger Reef will own 100% of the solar arrays it installs. As such, Tiger Reef enjoys multiple revenue streams from each solar array installed, including (a) immediate federal, state and local tax credits that can be used to offset future profits or sold for immediate cash, (b) monthly cash sales of Solar Renewable Energy Credits (SRECs) and other similar government-sponsored recurring financial benefits, and (c) direct monthly electricity sales to the end user of Tiger Reef’s solar arrays via Power Purchase Agreements (PPAs).

Tiger Reef® Ultra Premium Rums

Tiger Reef has worked closely with a distinguished and multi-award winning Cuban Maestro Ronero (master rum maker) to formulate three new and very special ultra premium rums specifically for the US market. These rums will be produced and bottled in the Dominican Republic. Tiger Reef is currently working to clear the regulatory requirements to allow its rums to be legally imported and sold into the US market.

Pending Acquisition of Atlas Solar Holdings, LLC

On July 22, 2019, Tiger Reef entered into a Letter of Intent (LOI) to acquire Atlas Solar Holdings, LLC (“Atlas”). Pursuant to the terms of this LOI, Tiger Reef will use a portion of the proceeds from this offering to close the acquisition. Upon completion of this acquisition, Tiger Reef will be acquiring assets including:

•	34 solar installations currently generating energy and revenue;

•	Solar assets presently generating approximately 420,000 kW/h annually;

•	Solar assets generating approximately 420 Solar Renewable Energy Certificates (SRECs) annually; and

•	Solar assets generating approximately $120,000 in annual net profits.

THE OFFERING

Common Stock we are offering	Maximum offering of 15,000,000,000 shares at $0.0005 per share or 1,250,000,000 at $0.006 per share
Common Stock outstanding before this Offering	731,119,660 Common Stock, par value $0.001

Use of proceeds	The funds raised per this offering will be utilized to cover the costs of this offering and to provide working capital to obtain government licenses, purchase an extraction facility, and marketing our products. See “Use of Proceeds” for more details.

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our Common Stock.

This offering is being made on a self-underwritten basis without the use of an exclusive placement agent, although the Company may choose to engage a placement agent at its sole discretion. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Management will make its best effort to fill the subscription in the state of New York. However, in the event that management is unsuccessful in raising the required funds in New York, the Company may file a post qualification amendment to include additional jurisdictions that management has determined to be in the best interest of the Company for the purpose of raising the maximum offer.

In the event that the Offering Circular is fully subscribed, any additional subscriptions shall be rejected and returned to the subscribing party along with any funds received.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, wire transfer or ACH.  Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth.  In the case of an investor who is not a natural person, revenues or net assets for the investors’ most recently completed fiscal year are used instead.

The Company has not currently engaged any party for the public relations or promotion of this offering.

As of the date of this filing, there are no additional offers for shares, nor any options, warrants, or other rights for the issuance of additional shares except those described herein.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the consolidated financial statements and the related notes, before making a decision to buy our Common Stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

This offering contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this prospectus, discuss the important factors that could contribute to these differences.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This prospectus also contains market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our Common Stock.

Risk Related to our Renewable Solar Energy Business

We do not presently carry risk mitigation insurance coverage for liabilities.

Power generation, distribution and transmission involves hazardous activities. We may from time to time become exposed to significant liabilities. Presently we do not carry risk mitigation insurance.

While, in the future, we intend to acquire and maintain a level of insurance protection that we believe would be sufficient for a business of our size, there can be no assurance that our future insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which we may be subject. Such insurance does not necessarily cover every potential risk associated with our operations.

Additionally, adequate insurance coverage at reasonable rates is not always obtainable and due to the cyclical nature of the insurance markets, we cannot provide assurance that insurance coverage will be available on acceptable or affordable terms to us, if at all. Further, such insurance may not fully cover the liability or the consequences of any business interruptions such as equipment failure or labor dispute.

The occurrence of a significant adverse event not fully or partially covered by insurance could have a material adverse effect on our business, results or operations, financial condition, and prospects.

Our businesses will need to continue to adapt to technological change and we may incur significant expenditures to adapt to these changes.

Emerging technologies may be superior to, or may not be compatible with, some of the current technologies we may deploy, and may require us to make significant expenditures in the future to remain competitive, or may result in the obsolescence of then operating assets. Our future success will depend, in part, on our ability to anticipate and successfully adapt to technological changes, to offer services and products that meet customer demands and evolving industry standards.

Technological changes that could impact our businesses include:

•	technologies that change the efficiency and utilization of solar electric generation, transmission and distribution, including the expanded cost-effective utilization of distributed generation and energy storage technologies which are constantly evolving;

•	advances in distributed and cheaper local power generation and energy storage that could be very competitive and thereby reduce the current cost benefits derived from renewable solar electricity generation.

Emerging technologies may also allow new competitors to more effectively compete in our markets or disintermediate the services we provide our customers, including traditional utility and centralized generation services. If we incur significant expenditures in adapting to technological changes, fail to adapt to significant technological changes, fail to obtain access to important new technologies, fail to recover a significant portion of any remaining investment in obsolete assets, or if implemented technology fails to operate as intended, our business, operating results and financial condition could be materially adversely affected.

Renewable solar energy can be sensitive to variations in weather patterns.

Changes in weather patterns can affect the production of renewable solar electricity. For example, the number of hours of sun exposure and the level of exposure directly affects the amount of electricity produced by solar facilities and thereby impacts the level of potential revenue generation from each facility. Because the levels solar resources are variable and difficult to predict, our results of operations for individual solar facilities specifically, and our results of operations generally, may vary significantly from period to period, depending on weather patterns and the level of available solar resources during each period. To the extent that resources are not available at planned levels, the financial results from these facilities may be less than expected.

Our renewable clean solar energy projects and other initiatives could face considerable uncertainties, including development, operational, and regulatory challenges.

Solar energy and energy storage projects in general are subject to substantial risks. Some of these business lines are dependent upon favorable regulatory incentives to support continued investment, and there is significant uncertainty about the extent to which such favorable regulatory incentives will be available in the future.

Furthermore, production levels for our planned solar projects may be dependent upon adequate sunlight resulting in volatility in production levels and profitability.

As a result, these types of renewable energy projects face considerable risk, including the risk that favorable regulatory regimes expire or are adversely modified. In addition, because certain of these projects depend on technology outside of our expertise in generation and utility businesses, there are risks associated with our ability to develop and manage such projects profitably. Furthermore, at the development or acquisition stage, because of our more limited experience with the relevant technologies, our ability to predict actual performance results may be hindered and the projects may not perform as predicted. There are also risks associated with the fact that some of these projects exist in markets where long-term fixed price contracts for the major cost and revenue components may be unavailable, which in turn may result in these projects having relatively high levels of volatility. These projects can be capital-intensive. As a result, these capital constraints may reduce our ability to develop these projects and/or finance these projects.

Government incentives and policies that support the development of renewable energy generation projects could change at any time.

Our solar energy generation growth strategy depends in part on federal, state and local government policies and incentives that support the development, financing, ownership and operation of solar energy projects. These policies and incentives include investment tax credits, production tax credits, accelerated depreciation, renewable portfolio standards, feed-in-tariffs and similar programs, renewable energy credit mechanisms, and tax exemptions. If these policies and incentives are changed or eliminated, or we are unable to use them, it could result in a material adverse impact on our planned solar projects, including fewer future Power Purchase Agreements (PPAs) or lower prices for the sale of power in future PPAs, decreased revenues, reduced economic returns on certain project company investments, increased financing costs, and/or difficulty obtaining sufficient financing.

Risks Related to Our Ultra Premium Rum Business

We have a new and unknown brand. If our brand does not achieve widespread consumer acceptance, our future growth and profitability may be limited.

Our brand is new and unknown. It has not achieved brand recognition and may never become a recognizable brand. Accordingly, if consumers do not accept our brand, we will not be able to penetrate targeted markets and our growth prospects may be severely limited.

We depend on a limited number of suppliers. Failure to obtain satisfactory performance from our suppliers or loss of our existing suppliers could cause us to lose sales, incur additional costs and lose credibility in the marketplace.

We depend on a limited number of third-party suppliers for the sourcing of all of our products. These suppliers consist of third-party distillers, bottlers and glass manufacturers in the Dominican Republic and China. We do not have long-term written agreements with any of our suppliers. We do not currently have a long-term source for supply of aged rum and there can be no assurance we can source adequate amounts of aged rum at satisfactory prices, or at all in the future.

If our suppliers decide to increase their prices, we may not have alternative sources of supply and may not be able to raise the prices of our products to cover all or even a portion of our increased costs. Also, our suppliers’ failure to perform satisfactorily or handle increased orders, delays in shipments of products from suppliers or the loss of our existing suppliers, especially our key suppliers, could cause us to fail to meet orders for our products, lose sales, incur additional costs and/or expose us to product quality issues. In turn, this could cause us to lose credibility in the marketplace and damage our relationships with distributors, ultimately leading to a decline in our business and results of operations. If we are not able to renegotiate these contracts on acceptable terms or find suitable alternatives, it could have a material adverse effect on our business, results of operations, and overall financial condition.

National and local governments may adopt regulations that could limit our business activities or increase our costs.

Our industry is subject to extensive regulatory requirements regarding production, exportation, importation, marketing and promotion, labeling, distribution, pricing, and trade practices, among others. Changes in laws, regulatory measures, or governmental policies, or in the manner in which current ones are interpreted, could cause us to incur material additional costs or liabilities, jeopardize the growth of our business in the affected market, or force us to discontinue marketing and selling our products entirely in the affected market.

We face substantial competition in our industry and many factors may prevent us from competing successfully.

We compete on the basis of product taste and quality, brand image, price, service and ability to innovate in response to consumer preferences. The global spirits industry is highly competitive and is dominated by several large, well-funded international companies. It is possible that our competitors may either respond to industry conditions or consumer trends more rapidly or effectively or resort to price competition to sustain market share, which could adversely affect our sales and future profitability.

Demand for our products may be adversely affected by many factors, including changes in consumer preferences and trends.

Consumer preferences may shift due to a variety of factors including changes in demographic and social trends, public health initiatives, product innovations, changes in vacation or leisure activity patterns and a downturn in economic conditions, which may reduce consumers’ willingness to purchase distilled spirits or cause a shift in consumer preferences toward beer, wine or non-alcoholic beverages. Our success depends in part on fulfilling available opportunities to meet consumer needs and anticipating changes in consumer preferences with successful new products and product innovations. The competitive position of our brands could also be affected adversely by any failure to achieve consistent, reliable quality in the product levels to customers.

If the social acceptability of our products declines, or governments adopt policies disadvantageous to distilled spirits, our business could be adversely affected.

Our ability to market and sell our products depends heavily on societal attitudes toward drinking and governmental policies that both flow from and affect those attitudes. In recent years, increased social and political attention has been directed at the distilled spirits industry. For example, there remains continued attention focused largely on public health concerns related to alcohol abuse, including drunk driving, underage drinking, and the negative health impacts of the abuse and misuse of alcohol. While most people who drink enjoy distilled spirits in moderation, it is commonly known and well reported that excessive levels or inappropriate patterns of drinking can lead to increased risk of a range of health conditions and, for certain people, can result in alcohol dependence. Some academics, public health officials, and critics of the alcohol industry in the United States, Europe, and other countries continue to seek governmental measures to make distilled spirits more expensive, less available, or more difficult to advertise and promote. If future research were to indicate more widespread serious health risks associated with alcohol consumption – particularly with moderate consumption – or if for any reason the social acceptability of alcohol were to decline significantly, future sales of our products could decrease and have a material adverse effect on our business, results of operations, and overall financial condition.

Significant additional labeling or warning requirements or limitations on the availability of our products could inhibit sales of affected products.

Various jurisdictions have adopted or may seek to adopt significant additional product labeling or warning requirements or limitations on the availability of our products relating to the content or perceived adverse health consequences of some of our products. Several such labeling regulations or laws require warnings on any product with substances that the state lists as potentially causing cancer or birth defects. Our products already raise health and safety concerns for some regulators, and heightened requirements could be imposed. If additional or more severe requirements of this type become applicable to one or more of our major products under current or future health, environmental, or other laws or regulations, they could inhibit future sales of such products and have a material adverse effect on our business, results of operations, and overall financial condition.

Litigation and legal disputes could expose our business to financial and reputational risk.

Major private or governmental litigation challenging the production, marketing, promotion, distribution, or sale of distilled spirits could affect our ability to sell products in the future. Because litigation and other legal proceedings can be costly to defend, even actions that are ultimately decided in our favor could have a negative impact on our business reputation or financial results. Lawsuits have been brought against distilled spirits companies alleging problems related to alcohol abuse, negative health consequences from drinking, problems from alleged marketing or sales practices, or underage drinking.  While these lawsuits have been largely unsuccessful in the past, others may succeed in the future. We could also experience employment-related class actions, environmental claims, commercial disputes, product liability actions stemming from a beverage or container production defect, a whistleblower suit, or other major litigation that could have a material adverse affect on our business, results of operations, and overall financial condition.

Risks Related to the Securities Markets and Ownership of our Equity Securities

The Common Stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

The Common Stock has historically been sporadically traded on the OTC Pink Sheets, meaning that the number of persons interested in purchasing our shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

The market price for the Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of revenue, which could lead to wide fluctuations in our share price. The price at which you purchase our shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our shares of Common Stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares are sporadically traded. Because of this lack of liquidity, the trading of relatively small quantities of shares may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our shares is sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative investment due to, among other matters, our limited operating history and lack of revenue or profit to date, and the uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the securities of a seasoned issuer. The following factors may add to the volatility in the price of our shares: actual or anticipated variations in our quarterly or annual operating results; acceptance of our inventory of games; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our shares regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our shares will be at any time, including as to whether our shares will sustain their current market prices, or as to what effect the sale of shares or the availability of shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including, but not limited to:

●	our ability to integrate operations, technology, products and services;

●	our ability to execute our business plan;

●	operating results below expectations;

●	our issuance of additional securities, including debt or equity or a combination thereof;

●	announcements of technological innovations or new products by us or our competitors;

●	loss of any strategic relationship;

●	industry developments, including, without limitation, changes in healthcare policies or practices;

●	economic and other external factors;

●	period-to-period fluctuations in our financial results; and

●	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Issuers using the Alternative Reporting standard for filing financial reports with OTC Markets are often subject to large volatility unrelated to the fundamentals of the company.

Our issuance of additional shares of Common Stock, or options or warrants to purchase those shares, would dilute your proportionate ownership and voting rights.

We are entitled under our articles of incorporation to issue up to five-billion (5,000,000,000) shares of Common Stock. We have issued and outstanding, as of the date of this prospectus, 731,119,660 shares of Common Stock. Our board may generally issue shares of Common Stock, preferred stock or options or warrants to purchase those shares, without further approval by our shareholders based upon such factors as our board of directors may deem relevant at that time. It is likely that we will be required to issue a large amount of additional securities to raise capital to further our development. It is also likely that we will issue a large amount of additional securities to directors, officers, employees and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under our stock plans. We cannot give you any assurance that we will not issue additional shares of Common Stock, or options or warrants to purchase those shares, under circumstances we may deem appropriate at the time.

We may have to increase our total authorized shares to fulfill the maximum offering.

Currently, we are authorized to issue up to five billion (5,000,000,000) shares. Our current issued and outstanding number of common shares is 731,119,660. If we choose a final offering price that is closer to the lower offering priced, we would be authorized to issue enough shares. In such case, we would have to recommend to our shareholders an increase in authorized shares, which could delay our acceptance of additional subscribers.

We have agreed to indemnify our officers and directors against lawsuits to the fullest extent of the law.

We are a Colorado corporation. Colorado law permits the indemnification of officers and directors against expenses incurred in successfully defending against a claim. Colorado law also authorizes Colorado corporations to indemnify their officers and directors against expenses and liabilities incurred because of their being or having been an officer or director. Our organizational documents provide for this indemnification to the fullest extent permitted by Colorado law.

We currently do not maintain any insurance coverage. In the event that we are found liable for damages or other losses, we would incur substantial and protracted losses in paying any such claims or judgments. We have not maintained liability insurance in the past, but intend to acquire such coverage immediately upon resources becoming available. There is no guarantee that we can secure such coverage or that any insurance coverage, if ever secured, would protect us from any damages or loss claims filed against it.

Anti-takeover provisions may impede the acquisition of our company.

Certain provisions of the State of Colorado General Statutes have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, and the shares of early stage companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then we may become involved in this type of litigation, which would be expensive and divert management’s attention and resources from managing our business.

As a public company, we may also from time to time make forward-looking statements about future operating results and provide some financial guidance to the public markets. Our management has limited experience as a management team in a public company and as a result, projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC.

Our Common Stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common Stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

As an issuer not required to make reports to the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, holders of restricted shares may not be able to sell shares into the open market as Rule 144 exemptions may not apply.

Under Rule 144 of the Securities Act of 1933 holders of restricted shares, may avail themselves of certain exemption from registration is the holder and the issuer meet certain requirements. As a company that is not required to file reports under Section 13 or 15(d) of the Securities Exchange Act, referred to as a non-reporting company, we may not, in the future, meet the requirements for an issuer under 144 that would allow a holder to qualify for Rule 144 exemptions. In such an event, holders of restricted stock would have to utilize another exemption from registration or rely on a registration statement to be filed by the Company registered the restricted stock. Currently, the Company has no plans of filing a registration statement with the Commission.

Securities analysts may elect not to report on our Common Stock or may issue negative reports that adversely affect the stock price.

At this time, no securities analysts provide research coverage of our Common Stock, and securities analysts may not elect not to provide such coverage in the future. It may remain difficult for our company, with its small market capitalization, to attract independent financial analysts that will cover our Common Stock. If securities analysts do not cover our Common Stock, the lack of research coverage may adversely affect the stock’s actual and potential market price. The trading market for our Common Stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our company, we could lose visibility in the market, which, in turn, could cause our stock price to decline. This could have a negative effect on the market price of our Common Stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the value of our Common Stock.

We have never paid cash dividends on our capital stock and do not anticipate paying cash dividends on our capital stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if the Common Stock price appreciates.

The subscription agreement for the purchase of common stock from the Company contains an exclusive forum provision, which will limit investors ability to litigate any issue that arises in connection with the offering anywhere other than the state and Federal courts in Colorado.

The subscription agreement states that it shall be governed by the local law of the State of Colorado and the United States, and the parties consent to the exclusive jurisdiction of the state and Federal courts in Colorado. They will not have the benefit of bringing a lawsuit in a more favorable jurisdiction or under more favorable law than the local law of the State of Colorado. Insomuch claims are brought under the Securities Act of 1933, our provision requires that a claim be brought in federal court. We also believe this provision would require an action brought under the Securities Exchange Act of 1934 also be brought in federal court, as Section 27 of the Securities Exchange Act of 1934 provides exclusive jurisdiction to the federal courts for claims brought pursuant to the Securities Exchange Act of 1934.However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, our subscription agreement will provide that the courts of Colorado and the federal district court for the District of Colorado shall have concurrent jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Additionally, as contract law is generally based in state law, a claim may be bought under state law. The inconsistencies of venue and applicably law could make any action brought by an investor extremely difficult. Moreover, we cannot provide any certainty as to whether a court would enforce our forum and choice of law provisions. The combination of both potentially unfavorable forum and the lack of certainty regarding enforceability poses a risk regarding litigation related to the subscription to this Offering and should be considered by each investor before signing the subscription agreement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular.  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our business’ strategies and investment policies;

●	our business’ financing plans and the availability of capital;

●	potential growth opportunities available to our business;

●	the risks associated with potential acquisitions by us;

●	the recruitment and retention of our officers and employees;

●	our expected levels of compensation;

●	the effects of competition on our business; and

●	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

USE OF PROCEEDS

The following Use of Proceeds is based on estimates made by management. The Company planned the Use of Proceeds after deducting estimated offering expenses is estimated to be $7,465,000. Management prepared the milestones based on three levels of offering raise success: 25% of the Maximum Offering net proceeds raised $1,875,000, 50% of the Maximum Offering net proceeds raised $3,750,000, 75% of the Maximum Offering net proceeds raised $5,625,000, and the Maximum Offering net proceeds raised of $7,500,000 through the Offering. The costs associated with operating as a public company are included in all our budgeted scenarios.

Although we have no minimum offering, we have calculated use of proceeds such that if we raise 25% of the offering we should have sufficient working capital to sustain operations for the next twelve-month period; 25% of the Maximum Offering is sufficient to keep the Company current with its public listing status costs with prudently budgeted funds remaining to complete the pending acquisition of Atlas Solar Holdings, LLC (“Atlas”) and start making new solar installations in key markets. If the Company were to raise 50% of the Maximum Offering, then we would be able to significantly expand our capital investments in our operating businesses, and further, raising the Maximum Offering will enable the Company to explore additional cash-flow positive acquisitions similar to Atlas. If we begin to generate profits, we plan to increase our capital investment in both of our operating businesses.

The Company intends to use the proceeds from this offering as follows:

	If 25% of the Offering is Raised	If 50% of the Offering is Raised	If 75% of the Offering is Raised	If 100% of the Offering is Raised
Net Proceeds	$1,875,000	$3,750,000	$5,625,000	$7,500,000
Costs of the Offering	$35,000	$35,000	$35,000	$35,000
Net Offering Proceeds	$1,840,000	$3,715,000	$5,590,000	$7,465,000

Relating to Solar Business:
Complete Acquisition of Atlas Solar Holdings, LLC	$550,000	$550,000	$550,000	$550,000
Sales & Marketing (Solar Business)	$60,000	$125,000	$250,000	$350,000
New Company Owned Solar Installations	$150,000	$1,500,000	$2,300,000	$3,100,000
Reserve Fund for New Acquisitions	$—	$—	$750,000	$1,500,000

Relating to Ultra Premium Rum Business:
Complete Regulatory Import Approval Process	$75,000	$75,000	$75,000	$75,000
Initial Rum Inventory	$—	$150,000	$150,000	$150,000
Sales & Marketing (Rum Business)	$—	$150,000	$150,000	$150,000

Relating to General Corporate Expenses/Obligations:
Complete and File Delinquent SEC Form 10-Qs & 10-Ks	$150,000	$150,000	$150,000	$150,000
Repay Past Due Accounts Payable	$276,724	$276,724	$276,724	$276,724
Repay Defaulted Convertible Notes	$270,113	$270,113	$270,113	$270,113
Ongoing Securities and Regulatory Compliance (1-yr)	$150,000	$150,000	$150,000	$150,000
Salaries & Benefits	$150,000	$300,000	$450,000	$600,000
Working Capital	$8,163	$18,163	$68,163	$143,163
TOTAL	$1,840,000	$3,715,000	$5,590,000	$7,465,000

DIVIDEND POLICY

We have not declared or paid any dividends on our Common Stock. We intend to retain earnings for use in our operations and to finance our business. Any change in our dividend policy is within the discretion of our board of directors and will depend, among other things, on our earnings, debt service and capital requirements, restrictions in financing agreements, if any, business conditions, legal restrictions and other factors that our board of directors deems relevant.

DILUTION

Purchasers of our Common Stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price.  Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of Common Stock and the net tangible book value per share immediately after this offering.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing minimum and maximum offering assumptions based on an offering price of $0.0005 per share. The numbers are based on the total issued and outstanding shares of Common Stock as of August 1, 2019.

	25%	50.0%	75%	100%
Net Value	$708,214.00	$2,583,214.00	$4,458,214.00	$6,333,214.00
# Total Shares	4,481,119,660	8,231,119,660	11,981,119,660	15,731,119,660
Net Book Value Per Share	$0.0002	$0.0003	$0.0004	$0.0004
Increase in NBV/Share	$0.0017	$0.0019	$0.0019	$0.0020
Dilution to new shareholders	$0.0003	$0.0002	$0.0001	$0.0001
Percentage Dilution to New	68.39%	37.23%	25.58%	19.48%

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing minimum and maximum offering assumptions based on an offering price of $0.02 per share. The numbers are based on the total issued and outstanding shares of Common Stock as of August 1, 2019.

	25%	50.0%	75%	100%
Net Value	$2,638,272.00	$5,138,272.00	$7,638,272.00	$10,138,272.00
# Total Shares	417,540,016	834,206,683	1,250,873,349	1,667,540,016
Net Book Value Per Share	$0.0063	$0.0062	$0.0061	$0.0061
Increase in NBV/Share	$0.0003	$0.0002	$0.0001	$0.0001
Dilution to new shareholders	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Percentage Dilution to New	(5.31)%	(2.66)%	(1.77)%	(1.33)%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto of the Company included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Overview of Our Business

Tiger Reef, Inc. was incorporated under the laws of the State of Colorado on June 27, 2013 under the name Stream Flow Media, Inc. Tiger Reef amended its Articles of Incorporation on October 14, 2015 to change its name to Blue Water Bar & Grill, Inc. and further amended its Articles of Incorporation on October 24, 2016 to change its name to Tiger Reef, Inc.

Subsequently, on April 1, 2019, Tiger Reef filed Amended and Restated Articles of Incorporation with the State of Colorado, which encompasses in its entirety Tiger Reef’s current complete and unamended Articles of Incorporation.

Tiger Reef is a developer and operator of solar and clean renewable energy projects focused on reducing overall energy costs and the carbon footprint for Cannabidiol (CBD) producers and legalized marijuana growers. Tiger Reef also has developed a line of ultra-premium rums under the Tiger Reef® brand.

MD&A Discussion

Revenues

During the years ended December 31, 2018 and 2017 we did not generate any revenue. During the six months ended June 30, 2019 and June 30, 2018 we generated no revenue.

Operating Expenses

Direct cost of revenues during the year ended December 31, 2018 amounted to $176,922 compared to $259,733 for the year ended December 31, 2017. Our costs were generally associated with professional fees and general and administrative.

For the six months ended June 30, 2019 direct costs of revenue was $146,788 compared to $110,037 for the six months ended June 30, 2018.

Net Loss

As a result of the foregoing, during the year ended December 31, 2018, we recorded a net loss of $195,339 compared to $915,657 for the year ended December 31, 2017.

Our net loss for the six months ended June 30, 2019 was $164,444 compared to $119,955 for the six months ended June 30, 2018.

Liquidity and Capital Resources

As of June 30, 2019, we had nominal cash and no assets.

Management believes it will raise sufficient capital from this offering of our securities to continue and expand ongoing operations, complete the pending acquisition of Atlas Solar Holdings, and make additional capital investments necessary to grow the underlying businesses. However, Management cannot offer any assurances that this offering of our securities will be successful. If it is not successful, Tiger Reef may fail as a going concern.

Additionally, Management is constantly looking for new sources of financing. Without limiting our available options, future financings will most likely be through the sale of additional shares of our common stock. It is possible that we could also offer warrants, options and/or rights in conjunction with any future issuances of our common stock. However, we can give no assurance that financing will be available to us, and if available to us, in amounts or on terms acceptable to us. If we cannot secure adequate financing, we may be forced to cease operations and you will lose your entire investment.

Operating Activities

During the year ended December 31, 2018, we used $113,816 in operating activities. During the year ended December 31, 2017, we used $482,848 of cash in operating activities.

For the six months ended June 30, 2019, we used $74,946 in operating activities as compared to $25,792 of cash used in operating activities for the six months ended June 30, 2018.

Investing Activities

For the years ended December 31, 2018 and 2019 we did not use any cash in investing activities.

For the six months ended June 30, 2019 and 2018 we did not use any cash in investing activities.

Financing Activities

During the year ended December 31, 2018, financing activities provided $113,655 through issuance of convertible debentures of $108,947. For the year ended December 31, 2017 financing activities generated $483,117 from the issuance of our common stock and issuances of convertible notes.

For the six months ended June 30, 2019 financing activities generated $75,089 through the issuance of convertible debt and sale of our common stock compared to $25,837 for the six months ended June 30, 2018 which was comprised of proceeds from the issuance of convertible debentures.

Critical Accounting Policies and Estimates

Our financial statements and related public financial information are based on the application of generally accepted accounting principles in the United States (“GAAP”). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 1 of our financial statements included in our December 31, 2018 financial statements. While all of these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our results of operations, financial position or liquidity for the periods presented in this report.

We recognize revenue on arrangements in accordance with FASB ASC No. 605, “Revenue Recognition”.  In all cases, revenue is recognized only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured.

Use of estimates

The preparation of the unaudited financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates during the year ended December 31, 2018 and the six months ended June 30, 2019 include the useful lives of website development cost, beneficial conversion of convertible notes payable, the valuation of derivative liabilities and the valuation of stock-based compensation.

Revenue recognition

The Company follows ASC 605-10 “Revenue Recognition” and recognizes revenue when all the conditions for revenue recognition are met: (i) persuasive evidence of an arrangement exists, (ii) collection of the fee is probable, (iii) the sales price is fixed and determinable and (iv) services have been rendered.

The Company reports its revenue at gross amounts in accordance with ASC 605-45 “Principal Agent Considerations” because it is responsible for fulfillment of the service, has substantial latitude in setting price, assumes the credit risk and it is responsible for the payment of all obligations incurred for legal and debt collection fees. The Company bears the credit risks if it does not collect the settlement fees and will be responsible to pay for fees including, but not limited to, court filing fees, collection fees, travel costs, deposition reporter, video, and transcript fees, expert fees and expenses, investigation costs, messenger and process service fees, computer-assisted legal research fees, document duplication and/or imaging expenses, electronic-data vendor fees, and any fees or costs that a court may order to pay to a party or third party.

Derivative Liabilities

The Company follows the provisions of FASB ASC Topic No. 815-40, “Derivatives and Hedging - Contracts in an Entity’s Own Stock”, for the embedded conversion options that were accounted for as derivative liabilities at the date of issuance and adjusted to fair value through earnings at each reporting date. In accordance with ASC 815, the Company has bifurcated the conversion feature of the convertible Debentures, along with any free-standing derivative instruments and recorded derivative liabilities on their issuance date. The Company uses the Black-Scholes model to value the derivative liabilities.

Legal Matters

During the past ten years no director, person nominated to become a director or executive officer, or promoter of Tiger Reef has been involved in any legal proceeding that would require disclosure hereunder.

From time to time, we may become subject to various legal proceedings and claims that arise in the ordinary course of our business activities. However, litigation is subject to inherent uncertainties for which the outcome cannot be predicted. Any adverse result in these or other legal matters could arise and cause harm to our business. We currently are not party to any claim or litigation the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business.

BUSINESS

This Prospectus includes market and industry data that we have developed from publicly available information; various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this Prospectus, these and other independent government and trade publications cited herein are publicly available on the Internet without charge. Upon request, the Company will also provide copies of such sources cited herein.

Overview of Our Business

Tiger Reef, Inc. was incorporated under the laws of the State of Colorado on June 27, 2013 under the name Stream Flow Media, Inc. Tiger Reef amended its Articles of Incorporation on October 14, 2015 to change its name to Blue Water Bar & Grill, Inc. and further amended its Articles of Incorporation on October 24, 2016 to change its name to Tiger Reef, Inc.

Subsequently, on April 1, 2019, Tiger Reef filed Amended and Restated Articles of Incorporation with the State of Colorado, which encompasses in its entirety Tiger Reef’s current complete and unamended Articles of Incorporation.

Tiger Reef is a developer and operator of solar and clean renewable energy projects focused on reducing overall energy costs and the carbon footprint for Cannabidiol (CBD) producers and legalized marijuana growers. Tiger Reef also has developed a line of ultra-premium rums under the Tiger Reef® brand.

Emerging Growth Company Status

We are an "emerging growth company", as defined in the Jumpstart our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Tiger Reef has elected not to opt out of the transition period pursuant to Section 107(b).

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”. Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Therefore, an investment in our business is considered extremely risky and is suitable only for those who can afford to lose their entire investment.

Plan of Operation

Tiger Reef is a developer and operator of solar and clean renewable energy projects focused on reducing overall energy costs and the carbon footprint for Cannabidiol (CBD) producers and legalized marijuana growers. Tiger Reef also has developed a line of ultra-premium rums under the Tiger Reef® brand.

The projected costs and other related expenses are estimates made by our management and our actual costs related to opening our proposed restaurants may differ significantly.

In addition to the foregoing, and unless otherwise noted, all of the cost estimates and forecasts throughout our business plan are mere estimates made by our management. Our actual costs related to opening and operating the proposed restaurants may differ significantly from our estimates, which could have a negative impact on our overall business, cause our business to fail, and result in you losing all of your investment.

Solar and Clean Renewable Energy Projects

Tiger Reef entered the US market as a producer of clean energy renewable energy in early 2019. Initially, Tiger Reef is focusing on home and small-business installations, including Cannabidiol (CBD) producers and legalized marijuana growers. As growth permits, Tiger Reef will scale up its solar array deployments to larger scale projects, including multi-acre solar farms.

Tiger Reef will own 100% of the solar arrays it installs. As such, Tiger Reef enjoys multiple revenue streams from each solar array installed, including (a) immediate federal, state and local tax credits that can be used to offset future profits or sold for immediate cash, (b) monthly cash sales of Solar Renewable Energy Credits (SRECs) and other similar government-sponsored recurring financial benefits, and (c) direct monthly electricity sales to the end user of Tiger Reef’s solar arrays via Power Purchase Agreements (PPAs).

Tiger Reef® Ultra Premium Rums

Tiger Reef has worked closely with a distinguished and multi-award winning Cuban Maestro Ronero (master rum maker) to formulate three new and very special ultra premium rums specifically for the US market. These rums will be produced and bottled in the Dominican Republic. Tiger Reef is currently working to clear the regulatory requirements to allow its rums to be legally imported and sold into the US market.

Pending Acquisition of Atlas Solar Holdings, LLC

On July 22, 2019, Tiger Reef entered into a Letter of Intent (LOI) to acquire Atlas Solar Holdings, LLC (“Atlas”). Pursuant to the terms of this LOI, Tiger Reef will use a portion of the proceeds from this offering to close the acquisition. Upon completion of this acquisition, Tiger Reef will be acquiring assets including:

•	34 solar installations currently generating energy and revenue;

•	Solar assets presently generating approximately 420,000 kW/h annually;

•	Solar assets generating approximately 420 Solar Renewable Energy Certificates (SRECs) annually; and

•	Solar assets generating approximately $120,000 in annual net profits.

Financing

We presently do not have an established or dependable source of financing. We anticipate this offering of our securities should provide us with sufficient capital to continue as a going concern and allow us to proceed with our planned acquisition and capital investments.

However, we cannot guarantee this offering of our securities will be successful. As such, we will continue exploring various sources of new financing to meet our basic working capital needs and provide for our planned capital expenditures. Without limiting our available options, future financings will most likely be through the sale of additional shares of our common stock. It is possible that we could also offer warrants, options and/or rights in conjunction with any future issuances of our common stock. However, we can give no assurance that sufficient financing will be available to us, and if available to us, in amounts or on terms acceptable to us. If we are unable to obtain additional funds to meet our basic working capital needs, we may need to cease or curtail our business operations.

Patents and Trademarks

Our Tiger Reef trademark and logo have been registered with the U.S. Patent and Trademark Office (“USPTO”) with a serial number of 87158477, which is owned by our wholly-owned subsidiary, Tiger Reef Spirits, Ltd., an Anguilla International Business Company (“IBC”) that we formed on August 31, 2016.

Government and Environmental Regulation

Solar and Clean Renewable Energy Projects

Our solar and clean renewable energy projects will be subject to numerous federal, state and local laws and regulations relating to the potential and actual environmental impact of the construction and ongoing operation of such a project in the region in which it is constructed, from the time of commence until abandonment. These laws and regulations govern, among other things, the amounts and types of substances and materials that may be released into the environment, the consideration of impact on neighboring land use, wildlife, aviation, and tourism, the issuance of permits in connection with land development activities, and the reclamation and abandonment of facility sites and the remediation of potentially contaminated sites. In addition, these laws and regulations may impose substantial liabilities for the failure to comply with them or for any contamination resulting from the operations associated with our assets. Laws and regulations protecting the environment have become more stringent in recent years, and may in certain circumstances impose “strict liability,” rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Such laws and regulations may expose us to liability for the conduct of or conditions caused by others, or for our acts which were in compliance with all applicable laws at the time such acts were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on our financial position and results of operations.

We take the issue of environmental stewardship very seriously and will work diligently with our construction and affiliate partners to insure compliance with applicable environmental and safety rules and regulations. However, because environmental laws and regulations are becoming increasingly more stringent, there can be no assurances that such laws and regulations or any environmental law or regulation enacted in the future will not have a material effect on our operations or financial condition.

Ultra Premium Rums

We will be subject to the jurisdiction of the Federal Alcohol Administration Act, U.S. Customs Laws, Internal Revenue Code of 1986, and the Alcoholic Beverage Control Laws of all fifty states.

The U.S. Treasury Department’s Alcohol and Tobacco Tax and Trade Bureau regulates the production, blending, bottling, sales and advertising and transportation of alcohol products. Also, each state regulates the advertising, promotion, transportation, sale and distribution of alcohol products within its jurisdiction. We are also required to conduct business in the U.S. only with holders of licenses to import, warehouse, transport, distribute and sell spirits.

We are subject to regulations on the advertising, marketing and sale of beverage alcohol. These regulations range from a complete prohibition of the marketing of alcohol in some countries to restrictions on the advertising style, media and messages used.

Labeling of spirits is also regulated in many markets, varying from health warning labels to importer identification, alcohol strength and other consumer information. All beverage alcohol products sold in the U.S. must include warning statements related to risks of drinking beverage alcohol products.

We are also subject to certain regulatory requirements regarding minimum aging of spirits.

In the U.S. control states, the state liquor commissions act in place of distributors and decide which products are to be purchased and offered for sale in their respective states. Products are selected for purchase and sale through listing procedures which are generally made available to new products only at periodically scheduled listing interviews. Consumers may purchase products not selected for listings only through special orders, if at all.

We believe that we will be able to maintain compliance with applicable federal, state and other regulations. However, because we operate in a highly regulated industry which may be subject to more stringent interpretations of existing regulations. Future compliance costs due to regulatory changes could be significant.

Since we intend to import distilled spirits products produced exclusively outside the U.S., adverse effects of regulatory changes are more likely to materially affect earnings and our competitive market position rather than capital expenditures. Capital expenditures in our industry are normally associated with either production facilities or brand acquisition costs. Because we are not a U.S. producer, changes in regulations affecting production facility operations may indirectly affect the costs of the brands we purchase for resale, but we would not anticipate any resulting material adverse impact upon our capital expenditures.

Global conglomerates with international brands dominate our industry. The adoption of more restrictive marketing and sales regulations or increased excise taxes and customs duties could materially adversely affect our earnings and competitive industry position. Large international conglomerates have greater financial resources than we do and would be better able to absorb increased compliance costs.

Property and Equipment

Our principal executive office is located at Wellsburg Street #7, Cole Bay, St. Maarten, Dutch West Indies. This space is leased for $2,500 per month. This space is leased month-to-month and is not secured by a long-term lease agreement. Although unlikely, our landlord could ask us to leave with only a few days prior notice. Further, we do not have a security deposit on this leased space.

Executive Offices and Telephone Number

Our executive office, US mailing address and main telephone number is currently:

Executive Office US Mailing Address (Mail Forwarding Service)

Wellsburg Street #7 c/o The Mailbox #5241

Cole Bay P. O. Box 523882

St. Maarten, Dutch West Indies Miami, FL 33152

Telephone and Other Contact Information Corporate Internet Websites

Tel: (949) 264-1475 www.tigerreefinc.com

Fax: (949) 607-4052

E-Mail: info@tigerreefinc.com

Jumpstart Our Business Startups Act

In April 2012, the Jumpstart Our Business Startups Act ("JOBS Act") was enacted into law. The JOBS Act provides, among other things:

  Exemptions for emerging growth companies from certain financial disclosure and governance requirements for up to five years and provides a new form of financing to small companies;
  Amendments to certain provisions of the federal securities laws to simplify the sale of securities and increase the threshold number of record holders required to trigger the reporting requirements of the Securities Exchange Act of 1934;
  Relaxation of the general solicitation and general advertising prohibition for Rule 506 offerings;
  Adoption of a new exemption for public offerings of securities in amounts not exceeding $50 million; and
  Exemption from registration by a non-reporting company of offers and sales of securities of up to $1,000,000 that comply with rules to be adopted by the SEC pursuant to Section 4(6) of the Securities Act and exemption of such sales from state law registration, documentation or offering requirements.

In general, under the JOBS Act a company is an emerging growth company if its initial public offering ("IPO") of common equity securities was effected after December 8, 2011 and the company had less than $1 billion of total annual gross revenues during its last completed fiscal year. A company will no longer qualify as an emerging growth company after the earliest of:

(i)	the completion of the fiscal year in which the company has total annual gross revenues of $1 billion or more,

(ii)	the completion of the fiscal year of the fifth anniversary of the company's IPO;

(iii)	the company's issuance of more than $1 billion in nonconvertible debt in the prior three-year period, or

(iv)	the company becoming a "larger accelerated filer" as defined under the Securities Exchange Act of 1934.

The JOBS Act provides additional new guidelines and exemptions for non-reporting companies and for non-public offerings. Those exemptions that impact Tiger Reef are discussed below.

Financial Disclosure. The financial disclosure in a registration statement filed by an emerging growth company pursuant to the Securities Act of 1933 will differ from registration statements filed by other companies as follows:

(i)	audited financial statements required for only two fiscal years;

(ii)	selected financial data required for only the fiscal years that were audited; and

(iii)	executive compensation only needs to be presented in the limited format now required for smaller reporting companies. (A smaller reporting company is one with a public float of less than $75 million as of the last day of its most recently completed second fiscal quarter)

However, the requirements for financial disclosure provided by Regulation S-K promulgated by the Rules and Regulations of the SEC already provide certain of these exemptions for smaller reporting companies. Tiger Reef is a smaller reporting company. Currently a smaller reporting company is not required to file as part of its registration statement selected financial data and only needs audited financial statements for its two most current fiscal years and no tabular disclosure of contractual obligations.

The JOBS Act also exempts the company's independent registered public accounting firm from complying with any rules adopted by the Public Company Accounting Oversight Board ("PCAOB") after the date of the JOBS Act's enactment, except as otherwise required by SEC rule.

The JOBS Act also exempts an emerging growth company from any requirement adopted by the PCAOB for mandatory rotation of the company's accounting firm or for a supplemental auditor report about the audit.

Internal Control Attestation. The JOBS Act also provides an exemption from the requirement of the company's independent registered public accounting firm to file a report on the company's internal control over financial reporting, although management of the company is still required to file its report on the adequacy of the company's internal control over financial reporting.

Section 102(a) of the JOBS Act exempts emerging growth companies from the requirements in §14A(e) of the Securities Exchange Act of 1934 for companies with a class of securities registered under the 1934 Act to hold shareholder votes for executive compensation and golden parachutes.

Other Items of the JOBS Act. The JOBS Act also provides that an emerging growth company can communicate with potential investors that are qualified institutional buyers or institutions that are accredited to determine interest in a contemplated offering either prior to or after the date of filing the respective registration statement. The JOBS Act also permits research reports by a broker or dealer about an emerging growth company regardless if such report provides sufficient information for an investment decision. In addition the JOBS Act precludes the SEC and FINRA from adopting certain restrictive rules or regulations regarding brokers, dealers and potential investors, communications with management and distribution of a research reports on the emerging growth company IPO.

Section 106 of the JOBS Act permits emerging growth companies to submit 1933 Securities Act registration statements on a confidential basis provided that the registration statement and all amendments are publicly filed at least 21 days before the issuer conducts any road show. This is intended to allow the emerging growth company to explore the IPO option without disclosing to the market the fact that it is seeking to go public or disclosing the information contained in its registration statement until the company is ready to conduct a roadshow.

Election to Opt Out of Transition Period. Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a 1933 Act registration statement declared effective or do not have a class of securities registered under the 1934 Act) are required to comply with the new or revised financial accounting standard.

The JOBS Act provides a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Tiger Reef has elected not to opt out of the transition period pursuant to Section 107(b).

Liquidity and Capital Resources

As of June 30, 2019, we had nominal cash and no assets.

Management believes it will raise sufficient capital from this offering of our securities to continue and expand ongoing operations, complete the pending acquisition of Atlas Solar Holdings, and make additional capital investments necessary to grow the underlying businesses. However, Management cannot offer any assurances that this offering of our securities will be successful. If it is not successful, Tiger Reef may fail as a going concern.

Additionally, Management is constantly looking for new sources of financing. Without limiting our available options, future financings will most likely be through the sale of additional shares of our common stock. It is possible that we could also offer warrants, options and/or rights in conjunction with any future issuances of our common stock. However, we can give no assurance that financing will be available to us, and if available to us, in amounts or on terms acceptable to us. If we cannot secure adequate financing, we may be forced to cease operations and you will lose your entire investment.

MANAGEMENT

Directors of the corporation are elected by the stockholders to a term of one year and serve until a successor is elected and qualified. Officers of the corporation are appointed by the Board of Directors to a term of one year and serves until a successor is duly appointed and qualified, or until he or he is removed from office. The Board of Directors has no nominating, auditing or compensation committees. The Board of Directors also appointed our officers in accordance with the Bylaws of the Company, and per employment agreements negotiated between the Board of Directors and the respective officer. Officers listed herein are employed at the whim of the Directors and state employment law, where applicable.

The name, address, age and position of our officer and director is set forth below:

Name	Age	First Year as a Director or officer	Office(s) held
J. Scott Sitra	47	2015	President, Chief Executive Officer, Treasurer, Secretary, and Sole Director

The term of office of each director of the Company ends at the next annual meeting of the Company’s stockholders or when such director’s successor is elected and qualifies. No date for the next annual meeting of stockholders is specified in the Company’s bylaws or has been fixed by the Board of Directors. The term of office of each officer of the Company ends at the next annual meeting of the Company’s Board of Directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer’s successor is elected and qualifies.

Directors are entitled to reimbursement for expenses in attending meetings but receive no other compensation for services as directors. Directors who are employees may receive compensation for services other than as director. No compensation has been paid to directors for services.

J. Scott Sitra, has served as our President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary, and member of our Board of Directors since October 2015. He has various outside business interests and concurrently serves as the President and Chief Executive Officer of Taurus Financial Partners (“Taurus”) (since 2010), an international management and financial consulting firm specializing in assisting small and promising businesses with obtaining and maintaining a public listing on the OTC Bulletin Board and related markets. Additionally, Mr. Sitra served as a part-time principal executive officer to Blue Water Global Group, Inc., a Taurus client, from June 2013 through November 2015.

Before founding Taurus, Mr. Sitra worked as an independent consultant advising early stage businesses on various matters relating to business finance and how to obtain a public listing on a US exchange. Prior to being an independent consultant, Mr. Sitra served in varying capacities, including as an executive officer and a member of the board of directors, to several private and public entities. He has actively participated in the successful growth and development of several private and public entities within a multitude of industries, including high technology, oil and gas exploration, marketing and retailing, food and beverage, and publishing.

Mr. Sitra presently devotes approximately 50%, or 20 to 25 hours per week, of his business time to our affairs.

Executive Compensation

The following table below summarizes all compensation awarded to, earned by, or paid to our officers and directors who occupied such position as of the date of this Offering Circular, for all services rendered in all capacities to us for the period for the past 2 years.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)*	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

J. Scott Sitra, President,CEO, Treasurer, Secretary and Sole Director	2018 2017	104,100 102,000	0 0	0 0	0 0	0 0	0 0	0 0	104,100 102,000

* - Tiger Reef has not paid any cash salary as of the date of this prospectus. Salaries have been, and will continue to be, accrued and will be paid in full at such time Tiger Reef has the financial resources to satisfy these financial obligations.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Notes Payable to Taurus Financial Partners, LLC

As of June 30, 2019, Tiger Reef had outstanding notes payable to Taurus Financial Partners, LLC (“Taurus”), an entity wholly owned and controlled by our sole officer and director, J. Scott Sitra, aggregating $132,936, for expenses paid on behalf of Tiger Reef by Taurus which has been accounted for as a short-term note payable to a related party.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as to the shares of Common Stock beneficially owned as of August [insert], 2019, by (i) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group.  Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. The footnotes below indicate the amount of unvested options for each person in the table. None of these unvested options vest within 60 days of the date hereof.

Shareholder	Class of Stock	No. of Shares	% of Class	Voting Rights	% of Voting Rights	% Voting Rights After Offering (Low Range)(1)	% Voting Rights Post Offering (High Range)(2)

J. Scott Sitra	Common	409,325,185	55.99%	409,325,185	3.75%	3.37%	1.58%

All Officers and Directors		409,325,185	55.99%	409,325,185	3.75%	3.37%	1.58%

Atlas Management, Ltd. (3)	Pref. A	18,050	91%	180,500,000	1.65%	1.48%	0.70%
Atlas Management, Ltd. (3)	Pref. B	100,000	100%	10,000,000,000	91.65%	82.23%	38.59%

ALL BENEFICIAL OWNERS				10,589,825,185	97.05%	87.08%	40.87%

(1)	Based on a fully subscribed offering of 1,250,000,000 shares at $0.006.
(2)	Based on a fully subscribed offering of 15,000,000,000 shares at $0.0005.
(3)	Atlas Management, Ltd. is controlled by our President and CEO, J. Scott Sitra. Mr. Sitra has sole dispositive powers over these shares.

DESCRIPTION OF CAPITAL

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

Common Stock

Tiger Reef has 5,000,000,000 shares of Common Stock, $0.001 par value, authorized. Tiger Reef’s Common Stock trades on OTC Markets’ Pink Market under the trading symbol “TGRR.”

As of August 1, 2019, Tiger Reef had 731,119,660 shares of its Common Stock issued and outstanding.

Voting

Each holder of our Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast.  Cumulative voting for the election of directors is not permitted.

Dividends

Holders of our Common Stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock.  Any decision to pay dividends on our Common Stock will be at the discretion of our Board of Directors. Our Board of Directors may or may not determine to declare dividends in the future.  See “Dividend Policy.”  The Board’s determination to issue dividends will depend upon our profitability and financial condition, and other factors that our Board of Directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of our Common Stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Series “A” Preferred Stock, $0.001 par value

The following is the Designation of Tiger Reef’s Series “A” Preferred Stock:

Designation and Amount	This class of Preferred Stock shall be designated Series A Preferred Stock (“Series A”), $0.001 par value. Tiger Reef’s Board of Directors may issue up to 250,000 shares of Series A.

Rank	The Series A shall rank superior to Tiger Reef’s Common Stock and all other classes (currently outstanding or future) of Preferred Stock.

Dividends	The Series A is eligible for all legal dividends as may be approved by Tiger Reef’s Board of Directors. In the event a dividend is declared across multiple classes of stock, the amount of any dividend to be received by holders of Series A shall be calculated on a fully-diluted, pro-rata basis with the other classes of stock participating in said dividend.

Voting Rights	Holders of Series A shall have the right to vote on any and all matters with holders of common stock (and other classes of preferred stock, if any) by aggregating votes into one (1) class of stock. Each share of Series A shall have 10,000 votes for any election or other vote placed before the shareholders of Tiger Reef, regardless if the vote is taken with or without a shareholders’ meeting. Holders of Series A may not cumulate their votes in any voting matter.

Conversion	Holders of shares of Series A may, at their sole option, convert all or a portion of their holdings of Preferred Stock into shares of Tiger Reef’s Common Stock at a ratio of one (1) share of Series A for 10,000 shares of Common Stock. Subject to a Redemption by Tiger Reef there is no requirement for holders to convert their holdings into shares of Common Stock.

Redemption	Tiger Reef may, at its sole option and without notice, redeem some or all of Series A in either cash, Common Stock (as per the conversion calculation herein), or a combination thereof.

As of August 1, 2019, Tiger Reef had 19,846 shares of Series A issued and outstanding.

Series “B” Preferred Stock, $0.001 par value

The following is the Designation of Tiger Reef’s Series “B” Preferred Stock:

Designation and Amount	This class of Preferred Stock shall be designated Series B Preferred Stock (“Series B”), $0.001 par value. Tiger Reef’s Board of Directors may issue up to 100,000 shares of Series B.

Rank	The Series B shall rank superior to Tiger Reef’s Common Stock and all other classes (currently outstanding or future) of Preferred Stock with the exception of Series A shares, which ranks superior to Series B.

Dividends	The Series B is eligible for all legal dividends as may be approved by Tiger Reef’s Board of Directors. In the event a dividend is declared across multiple classes of stock, the amount of any dividend to be received by holders of Series B shall be calculated on a fully-diluted, pro-rata basis with the other classes of stock participating in said dividend.

Voting Rights	Holders of Series B shall have the right to vote on any and all matters with holders of Common Stock (and other classes of Preferred Stock, if any) by aggregating votes into one (1) class of stock. Each share of Series B shall have 100,000 votes for any election or other vote placed before the shareholders of Tiger Reef, regardless if the vote is taken with or without a shareholders’ meeting. Holders of Series B may not cumulate their votes in any voting matter.

Conversion	Shares of Series B are not convertible into any other class of Tiger Reef’s capital stock, Common or Preferred.

Redemption	Tiger Reef may not redeem shares of Series B.

As of August 1, 2019, Tiger Reef had 100,000 shares of Series B issued and outstanding.

Limitations on Liability and Indemnification of Officers and Directors

Our Articles of Incorporation and Bylaws (Article VIII) allow us to indemnify our officers, directors, employees and agents against reasonably incurred expenses (including legal fees), judgments, penalties, fines and amounts incurred in the settlement of any action, suit or proceeding if it is determined that such person conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in Tiger Reef’s best interest, (ii) in all other cases (except criminal proceedings) that his conduct was at least not opposed to Tiger Reef’s best interests, or (iii) in the case of any criminal proceeding, that he has not reasonable cause to believe that his conduct was unlawful.

This determination shall be made by a majority vote of directors at a meeting at which a quorum is present, provided however that the quorum can only consist of directors not parties to the proceeding. If a quorum cannot be obtained, the determination may be made by a majority vote of a committee of the board, consisting of two or more directors who are not parties to the proceeding. Directors who are parties to the proceeding may participate in the designation of members to serve on the committee. If a quorum of the board or a committee cannot be established, the determination may be made (i) by independent legal counsel selected by a vote of the board of directors or committee in the manner described in this paragraph or, if a quorum cannot be obtained or a committee cannot be established, by independent legal counsel selected by a majority of the full board (including directors who are parties to the proceeding) or (ii) by a vote of the shareholders. Any officer, director, employee or agent may seek court-ordered indemnification from the court conducting the proceeding. The court may then determine whether such person should be entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Tiger Reef in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by Tiger Reef is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Section 7-108-402 of the Colorado Business Corporation Act (“Act”) provides, generally, that the articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that any such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 of the Act (unlawful distributions), or (iv) any transaction from which the director directly or indirectly derived an improper personal benefit. Such provision may not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which such provision becomes effective. Tiger Reef’s articles of incorporation contain such a provision.

Section 7-109-103 of the Act provides, that a corporation organized under Colorado law shall be required to indemnify a person who is or was a director of the corporation or an individual who, while serving as a director of the corporation, is or was serving at the corporation’s request as a director, an officer, an agent, an associate, an employee, a fiduciary, a manager, a member, a partner, a promoter, or a trustee of, or to hold any similar position with, another domestic or foreign corporation or other person or of an employee benefit plan (a “Director”) of the corporation and who was wholly successful, on the merits or otherwise, in the defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”), in which he was a party, against reasonable expenses incurred by him in connection with the Proceeding, unless such indemnity is limited by the corporation’s articles of incorporation.

Section 7-109-102 of the Act provides, generally, that a corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, the person’s conduct was in the corporation’s best interests and, in all other cases, his or her conduct was at least not opposed to the corporation’s best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. A corporation may not indemnify a Director in connection with any Proceeding by or in the right of the corporation in which the Director was adjudged liable to the corporation or, in connection with any other Proceeding charging that the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was judged liable on the basis that he or she derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

Under Section 7-109-107 of the Act, unless otherwise provided in the articles of incorporation, a corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a Director and may indemnify an officer, employee, fiduciary, or agent who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Director Independence

The Pink Sheets, which is the exchange where our common stock trades, does not have any director independence requirements. In determining whether our directors are independent, we refer to NASDAQ Stock Market Rule 4200(a)(15). Based on these widely-accepted criteria, we have determined that none of our directors are independent at this time.

No member of management is or will be required by us to work on a full time basis. Accordingly, certain conflicts of interest may arise between us and our officer(s) and director(s) in that they may have other business interests in the future to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer's understanding of his/her fiduciary duties to us.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, New York Stock Exchange (NYSE), American Stock Exchange (AMEX), and NASDAQ Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the NASDAQ Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

Because none of our directors are independent directors, we do not currently have independent audit or compensation committees. As a result, these directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

Transfer Agent

Olde Monmouth Stock Transfer Co., Inc.

200 Memorial Parkway

Atlantic Highlands, NJ 07716

(732) 872-2727

info@oldmonmouth.com

www.oldmonmouth.com

SHARE ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.  We are unable to estimate the number of shares of Common Stock that may be sold in the future.

Upon the successful completion of this offering, we will have 15,731,119,660 outstanding shares of Common Stock if we complete the maximum offering hereunder.  All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 5% stockholders.

Rule 144

Shares of our Common Stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of Common Stock then outstanding, which will equal about 157,311,196 shares if fully subscribed; or

●	the average weekly trading volume of the unrestricted Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

The Offering will be sold by our officers and directors.

This is a self-underwritten offering. This Offering Circular is part of an exemption under Regulation A that permits our officers and directors to sell the Shares directly to the public in those jurisdictions where the Offering Circular is approved, with no commission or other remuneration payable for any Shares sold. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer. After the qualification by the Commission and acceptance by those states where the offering will occur, the Officer and Directors intends to advertise through personal contacts, telephone, and hold investment meetings in those approved jurisdictions only. We do not intend to use any mass-advertising methods such as the Internet or print media. Officers and Directors will also distribute the prospectus to potential investors at meetings, to their business associates and to his friends and relatives who are interested the Company as a possible investment, so long as the offering is an accordance with the rules and regulations governing the offering of securities in the jurisdictions where the Offering Circular has been approved. In offering the securities on our behalf, the Officers and Directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Terms of the Offering

The Company is offering on a best-efforts, self-underwritten basis a maximum between 1,250,000,00 shares of its Common Stock at a price of $0.006 and 15,000,000,000 shares of its Common Stock at a price of $0.0005. The Company will determine a final offer price within 2 days of Qualification.

The Company is offering, on a best-efforts, self-underwritten basis, a maximum of 15,000,000,000 shares of its Common Stock at a fixed price to be determined upon qualification of the Form 1-A filing. The price shall be fixed for the duration of the offering, unless an amendment is properly filed with the Commission. There is no minimum investment required from any individual investor. The shares are intended to be sold directly through the efforts of our officers and directors. The shares are being offered for a period not to exceed 360 days. The offering will terminate on the earlier of: (i) the date when the sale of all shares is completed, or (ii) 360 days from the effective date of this document. For more information, see the section titled “Plan of Distribution” and “Use of Proceeds” herein.

VALIDITY OF COMMON STOCK

The validity of the securities offered hereby will be passed upon by Eilers Law Group, P.A.

EXPERTS

None

REPORTS

As a Tier 1, Regulation A filer, we are not required to file any reports.

PART III EXHIBITS

EXHIBIT INDEX

Exhibit Number	Title of Document	Location

2.1	Articles of Incorporation	Incorporated by reference to registration statement on Amendment No. 1 to Form S-1 (File No. 333-194482) filed on April 22, 2014
2.2	Bylaws	Incorporated by reference to registration statement on Amendment No. 1 to Form S-1 (File No. 333-194482) filed on April 22, 2014
2.3	Amendment to Articles of Incorporation dated June 13, 2013	Incorporated by reference to registration statement on Amendment No. 1 to Form S-1 (File No. 333-194482) filed on April 22, 2014
2.4	Amended Articles of Incorporation Effected October 14, 2015	Incorporated by reference to current report on Form 8-K filed on October 15, 2015
2.5	Certificate of Designation for Series A Preferred Stock dated November 2, 2015	Incorporated by reference to current report on Form 8-K filed on November 2, 2015
2.6	Amended Certificate of Designation for Series A Preferred Stock dated June 14, 2016	Incorporated by reference to current report on Form 8-K filed on June 15, 2016
2.7	Amended Articles of Incorporation Effected October 24, 2016	Incorporated by reference to current report on Form 8-K filed on October 25, 2016
2.1	Convertible Promissory Note between Tiger Reef, Inc. and Eagle Equities, LLC dated March 1, 2017	Incorporated by reference to current report on Form 8-K filed on March 3, 2017
4.1	Form of Subscription Agreement	Filed Herewith
6.1	Stock Purchase Agreement dated December 15, 2015	Incorporated by reference to current report on Form 8-K/A filed on April 4, 2016
6.3	Securities Purchase Agreement between Tiger Reef, Inc. and Eagle Equities, LLC dated March 1, 2017	Incorporated by reference to current report on Form 8-K filed on March 3, 2017
6.4	Securities Purchase Agreement between Tiger Reef, Inc. and Adar Bays, LLC dated March 23, 2017	Incorporated by reference to current report on Form 8-K filed on March 28, 2017
6.5	Securities Purchase Agreement between Tiger Reef, Inc. and Crown Bridge Partners, LLC dated April 3, 2017	Incorporated by reference to current report on Form 8-K filed on April 7, 2017
6.6	Securities Purchase Agreement between Tiger Reef, Inc. and EMA Financial, LLC dated April 3, 2017	Incorporated by reference to current report on Form 8-K filed on April 7, 2017
6.7	Securities Purchase Agreement between Tiger Reef, Inc. and Blackbridge Capital Growth Fund, LLC dated April 17, 2017	Incorporated by reference to current report on Form 8-K filed on April 21, 2017
6.8	Lease Agreement between Mermaid Reef, B.V. and Simpson Bay Resort Owner Company, B.V. dated June 19, 2017	Incorporated by reference to current report on Form 8-K filed on June 20, 2017
11.1	Consent of Eilers Law Group, P.A. (included in Exhibit 12.1)
12.1	Legal Opinion of Eilers Law Group, P.A.	Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Maarten, D.W.I. on this 19th day of August 2019.

By:	/s/ Scott Sitra
Scott Sitra CEO Director Principal Executive Officer Principal Accounting Officer Principal Financial Officer

TIGER REEF, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2019	2018

ASSETS
Current assets:
Cash and equivalents	$223	$286
Security Deposits	$—	$—
Total current assets	223	286

Total assets	$223	286

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$276,724	$315,487
Accrued payroll	$258,550	153,550
Convertible debt, net	$258,071	202,988
Put premium	$189,420	189,420
Accrued interest	$25,547	15,355
Notes payable, related party	$133,696	84,905
Total current liabilities	$1,142,009	961,705

Total liabilities	$1,142,009	$961,705

Commitment and contingencies	—	—

Stockholders' deficit:
Preferred stock, $0.001 par value, 1,000,000 shares authorized
Series A Preferred stock, $0.001 par value, 250,000 shares designated, 19,846 shares issued and outstanding as of June 30, 2019 and June 30, 2018	20	20
Common stock, $0.001 par value, 500,000,000 shares authorized; 133,119,750 shares issued and outstanding as of June 30, 2019 and	133,029	82,441
82,440,651 as of June 30, 2018
Additional paid in capital	1,183,211	1,210,561
Accumulated deficit	(2,458,046)	(2,254,441)
Total stockholders' deficit	(1,141,786)	(961,419)

Total liabilities and stockholders' deficit	$223	$286

See the accompanying notes to the unaudited condensed consolidated financial statements

TIGER REEF, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the six months ended
	June 30, 2019	June 30, 2018
Sales	$—	$—
Cost of sales	—	—
Gross profit	—	—

Operating expenses:
General and administrative	39,680	14,818
Accounting fees	3,000	—
Consulting fees	—	36,000
Legal fees	42,804	5,081
Stock transfer	8,354	2,088
Salaries	52,950	52,050
Total operating expenses	146,788	110,037

Net loss from operations	(146,788)	(110,037)

Other income (expense):
Interest expense	(17,656)	(9,918)
Total other income (expense)	(17,656)	(9,918)

Provision for income taxes	—	—

Net Loss	$(164,444)	$(119,955)

Loss per common share, basic and diluted	$(0.00)	$(0.00)

Weighed average number of common shares outstanding, basic and diluted	61,305,727	53,860,835

See the accompanying notes to the unaudited condensed consolidated financial statements

TIGER REEF, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

	Series A				BW Bar & Grill,		Additional	Common
	preferred stock		Common stock		N.V.		Paid in	Stock	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Subscribed	Deficit	Total
Balance, December 31, 2013	—	$—	100,250,000	$100,250	—	$—	$382,755	$—	$(483,080)	$(75)
Issuance of common shares for cash	—	—	900,000	900	—	—	8,100	—	$—	9,000
Expenses paid by related party	—	—	—	—	—	—	11,275	—	$—	11,275
Imputed interest	—	—	—	—	—	—	10	—	$—	10
Net loss	—	—	—	—	—	—	—	—	$(71,170)	(71,170)
Balance, December 31, 2014	—	$—	101,150,000	$101,150	—	$—	$402,140	$—	$(554,250)	$(50,960)
Issuance of common shares for services	—	—	6,459,500	6,460	—	—	58,136	—	$—	64,596
Acquisition of Blue Water Bar & Grill, N.V.		—	—	—	30	3,000	(3,000)	—	$—	—
Expenses paid by related party	—	—	—	—	—	—	609,728	—	$—	609,728
Imputed interest	—	—	—	—	—	—	8,694	—	$—	8,694
Net loss	—	—	—	—	—	—	—	—	$(213,574)	(213,574)
Balance, December 31, 2015	—	$—	107,609,500	$107,610	30	$3,000.00	$1,075,698	$—	$(767,824)	$418,484
Issuance of common shares for cash	—	—	850,000	850	—	—	$151,650	—	$—	152,500
Issuance of common shares for services	—	—	3,585,000	3,585	—	—	111,524	—	$—
Issuance of preferred shares for debt reduction	596	1	—	—	—	—	44,699	—	$—
Divesture of Blue Water Bar & Grill, N.V.		—	—	—	(30)	(3,000)	(563,723)	—	$12,083
Loss on conversion	—	—	—	—	—	—	$44,998	—	$—
Imputed interest	—	—	—	—	—	—	$8,564	—	$—
Net loss	—	—	—	—	—	—	$—	—	$(471,367)
Balance, December 31, 2016	596	$1	112,044,500	$112,045	—	$—	$873,410	$—	$(1,227,108)
Issuance of common shares for services	—	—	1,000,000	1,000	—	—	37,900	—	$—	38,900
Issuance of common shares for conversion of debt	—	—	59,646,151	48,597	—	—	(43,393)	—	$—	5,204
Issuance of preferred shares for services	1,200	1	—	—	—	—	254,530	—	$—	254,531
Share exchange	18,050	18	(90,250,000)	(90,250)	—	—	90,232	—	$—	—
Reclassification of premium upon conversion	—	—	—	—	—	—	4,051	—	$—	4,051
Imputed interest	—	—	—	—	—	—	$2,986	—	$—	2,986
Net loss	—	—	—	—	—	—	$—	—	$(915,657)	(915,657)
Balance, December 31, 2017	19,846	$20	82,440,651	$71,392	—	$—	$1,219,717	$—	$(2,142,765)	$(609,985)
Reclassification of premium upon conversion							$8,277			$8,277
Imputed interest							807			807
Net loss									$(50,776)	$(50,776)
Balance, March 31, 2018	19,846	$20	82,440,651	$71,392	—	—	$1,220,524	—	$(2,193,541)	$(651,677)

Imputed interest							$1,088			$1,088
Net loss									(119,955)	(119,955)
Balance, June 30, 2018	$19,846	$20	82,440,651	$71,392	—	—	$1,221,612		$(2,313,496)	$(961,420)

Imputed interest							$651			$651
Net loss									(36,169)	(36,169)
Balance, September 30, 2018	$19,846	$20	82,440,651	$71,392	—	—	$1,222,263		$(2,349,665)	$(996,938)

Imputed interest							$2,194			$2,194
Net loss									(39,215)	(39,215)
Balance, December 31, 2018	$19,846	$20	82,440,651	$71,392	—	—	$1,224,457		$(2,388,880)	$(1,033,959)

Reclassification of premium upon conversion							$8,219			$8,219
Issuance of common shares for conversion of debt			27,679,099	27,679			$(2,489)			$25,190
Net loss									(80,892)	(80,892)
Balance, March 31, 2019	$19,846	$20	110,119,750	$99,071	—	—	$1,230,187		$(2,469,772)	$(1,081,442)

Reclassification of premium upon conversion							(10,750)			(10,750)
Issuance of common shares for conversion of debt	—	—	23,000,000	33,958	—	—		—	—	$33,958
Net Loss									(83,552)	(83,552)
Balance, June 30, 2019	$19,846	$20	$133,119,750	$133,029	$—	$—	$1,219,437	$—	$(2,553,324)	$(1,141,786)

See the accompanying notes to the unaudited condensed consolidated financial statements

TIGER REEF, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended
	June 30, 2019	June 30, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(164,444)	$(119,955)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in accrued payroll	52,950	52,203
(Decrease) increase in accounts payable	31,540	26,687
Increase in accrued interest	5,008	15,273
Net cash used in operating activities	(74,946)	(25,792)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of convertible debt, net	59,887	23,794
Increase in notes payable, related party	620	150
Increase (decrease) in notes payable, unrelated	(6,090)
Issuance of common stock	50,589
Additional paid in capital	(29,917)	1,893
Net cash provided by financing activities	75,089	25,837

Net increase (decrease) in cash	143	45

Cash-beginning of the period	80	241

Cash-end of period	$223	$286

TIGER REEF, INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2019 and June 30, 2018

NOTE 1 – Summary of Significant Accounting Policies

Organization

Tiger Reef, Inc. (“Company” or “Tiger Reef”) was incorporated under the laws of the State of Colorado on June 27, 2013 under the name Stream Flow Media, Inc. Tiger Reef amended its Articles of Incorporation on October 14, 2015 to change its name to Blue Water Bar & Grill, Inc. and further amended its Articles of Incorporation on October 24, 2016 to change its name to Tiger Reef, Inc.

Subsequently, on April 1, 2019, Tiger Reef filed Amended and Restated Articles of Incorporation with the State of Colorado, which encompasses in its entirety Tiger Reef’s current complete and unamended Articles of Incorporation.

Tiger Reef is a developer and operator of solar and clean renewable energy projects focused on reducing overall energy costs and the carbon footprint for Cannabidiol (CBD) producers and legalized marijuana growers. Tiger Reef also has developed a line of ultra-premium rums under the Tiger Reef® brand.

Unaudited Interim Financial Information

The unaudited condensed interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). They do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

Basis of Presentation

The Company is a diversified producer of ultra premium rums under the Tiger Reef® brand and a developer of Caribbean casual dining restaurant properties under the Mermaid Reef Ocean Grill & Lounge™ brand.

The Company has experienced net losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future. In addition, there is no assurance that once open the Company’s distilled spirits and future restaurants will be well received or that the Company will be able to generate sufficient cash flow to fund continued operations.

The above factors raise substantial doubt as to the Company's ability to continue as a going concern. The accompanying condensed financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that may result from the outcome of this uncertainty.

The consolidated financial statements include the accounts of Tiger Reef, Inc. and its wholly owned subsidiary Tiger Reef, Ltd. (hereafter referred collectively as the “Company” or “Tiger Reef”).

All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The accompanying financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.  Actual results may vary from these estimates.

TIGER REEF, INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2019 and June 30, 2018

NOTE 1 – Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.  As of June 30, 2019 and 2018 the Company had no cash equivalents.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, generally 3 to 20 years. Leasehold improvements and leased equipment are amortized over the shorter of the term of the lease or the useful life of the improvement or equipment.

Fair Value of Financial Instruments

ASC 820, “Fair Value Measurements” and ASC 825, Financial Instruments, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level	Description

Level 1	Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.
Level 2	Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.
Level 3	Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Net Loss per Share Calculation

Basic net loss per common share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period.   Diluted earnings per shares is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  The Company excludes all potentially dilutive securities from its diluted net loss per share computation since their effect would be anti-dilutive because the Company recorded a loss for the three months March 31, 2019.

TIGER REEF, INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2019 and June 30, 2018

NOTE 1 – Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company follows the guidance of FASB ASC Topic 605 for revenue recognition.  In general, the Company recognizes revenue on four basic criteria that must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured.  Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectability of those fees. Revenue is generally recognized at the time of sale and is expected to consist of sales of food, beverages and general merchandise and souvenirs.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740, Income Taxes.  Under FASB ASC 740-10-25, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes.  The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets.  The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period.  Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about its ability to realize the related deferred tax asset.  Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fiscal Year

The Company elected December 31st for its fiscal year end.

Recent Accounting Pronouncements

There are various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

TIGER REEF, INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2019 and June 30, 2018

NOTE 2 – GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements during fiscal period ended March 31, 2019, the Company has not established a source of revenues sufficient to cover its operating costs, and as such, has incurred an operating loss since its inception.  Further, as of March 31, 2019, the Company had an accumulated deficit of ($2,402,408).  These and other factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s existence is dependent upon management’s ability to develop profitable operations and to obtain additional sources of financing. There can be no assurance that the Company’s financing efforts will result in profitable operations or the resolution of the Company’s liquidity problems. The accompanying statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

NOTE 3 – STOCKHOLDERS’ EQUITY

Preferred stock

The Company has authorized 1,000,000 shares of preferred stock, $0.001 par value.  The Company’s Board of Directors is authorized, without further action by the shareholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms.

On November 2, 2015, the Company’s board of directors designated 250,000 shares of preferred stock as Series A Preferred Stock at $0.001 par value.  Series A Preferred Stock ranks superior to all other classes of stock including common and other future classes of preferred in regard to liquidation, dissolution or winding up of the Company. The Series A Preferred Stock shall participate in all legal dividends declared by the board of directors, has 5,000 votes per share in all voting matters, and is convertible and redeemable by the Company into shares of common stock at a ratio of 5,000 shares of common stock for each share of Series A Preferred.

On November 2, 2015, the Company issued 97,625 shares of Series A Preferred Stock to Taurus Financial Partners, LLC (“Taurus ”) as payment towards outstanding accounts payable to Taurus amounting to $97,625.  This transaction was mutually rescinded retroactively by both parties on February 25, 2016 resulting in the reinstatement of $97,625 in accounts payable to Taurus.  The accounts payable balance owed to Taurus was converted into and has been accounted for as a short-term note payable to a related party.  As of December 31, 2017 and December 31, 2016, this short-term note payable had accrued $1,556 and $6,754, respectively, in imputed interest.  This imputed interest has been recorded in the financial statements as additional paid-in capital.  No shares of Series A Preferred Stock were issued hereunder.

On October 18, 2016, the Company issued 596 shares of its Series A Preferred Stock in exchange for the retirement of $44,700 in outstanding debt owed to an unrelated party.  These shares of Series A Preferred stock were independently valued by Doty Scott Enterprises, Inc. at $89,698, or $150.50 a share, pursuant to the Statement of Financial Accounting Standard ASC 820-10-35-37, Fair Value in Financial Instruments .  As such, the Company recorded a one-time loss of ($44,998) for the conversion of this debt into shares of Series A Preferred Stock.

On February 15, 2017, the Company issued an aggregate of 1,200 shares of restricted Series A Preferred Stock to two consultants, Cornucopia Financial Group, Inc. (720 shares) and FNX Consulting, Inc. (480 shares).  Tiger Reef valued these shares at an aggregate of $180,600, or $150.50 a share.

TIGER REEF, INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2019 and June 30, 2018

NOTE 3 – STOCKHOLDERS’ EQUITY (continued)

On March 27, 2017, the Company issued 18,050 shares of restricted Series A Preferred Stock in exchange for 90,250,000 shares of outstanding common stock.  The ratio for this share exchange was 1 share of Series A Preferred Stock for every 5,000 shares of common stock offered.  The Company’s Board of Directors subsequently cancelled the shares of common stock received in this transaction.

As of June 30, 2019 and 2018, the Company had 19,846 shares of Series A Preferred Stock issued and outstanding; there were no other shares or classes of preferred stock authorized or outstanding.

Common stock (Tiger Reef, Inc.)

The Company has authorized 500,000,000 shares of common stock, with a par value of $0.001 per share.

During the fiscal year ended December 31, 2016, the Company issued an aggregate of 3,585,000 shares of its common stock for services.  These shares had an aggregate value of $115,109, or an average price of $0.032 per share.

During the fiscal year ended December 31, 2016, the Company issued an aggregate of 850,000 shares of its common stock for an aggregate value of $152,500 in cash, or an average price of $0.179 per share.

During the three months ended March 31, 2019, the Company issued an aggregate of 22,679,099 shares of its common stock for note conversions.

As June 30, 2019 and June 30, 201 the Company had 133,119,750 and 82,440,651 shares of its common stock issued and outstanding.

Imputed Interest and Expenses Paid by Related Party

As of March 31,2019, the Company had outstanding notes payable to Taurus Financial Partners, LLC (“ Taurus ”) aggregating $164,225 for expenses paid on behalf of the Company which has been accounted for as a short-term note payable to a related party.

NOTE 4 – CONVERTIBLE DEBT

As of June 30, 2019, the Company had the following convertible debt:

	June 30, 2019	June 30, 2018
Convertible debt	258,071	202,988
Debt discount	(0)	(0)
Convertible debt, net	258,071	258,071

Eagle Equities and Adar Bays Notes

On March 1, 2017, the Company issued a convertible note payable for $35,000 to Eagle Equities, LLC (“ Eagle Equities ”). The Company agreed to pay 8% interest per annum on the principal amount and the maturity date is March 1, 2018. The note is convertible at the option of the holder at any time after 180 days at a rate of 55% of the lowest closing bid price of the Company’s common stock for the 15 prior trading days including the date upon which the conversion notice was received.

TIGER REEF, INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2019 and June 30, 2018

NOTE 4 – CONVERTIBLE DEBT (continued)

The determined fair value of the embedded derivative of $68,374 was charged as a debt discount up to the net proceeds of the note ($35,000) with the remainder ($33,374) charged to current period operations as non-cash loss on change in derivative liability.

The Company recorded a loss on change in derivative liability for this note of ($33,374) for the six months ended December 31, 2017.

As of December 31, 2017, the outstanding balance due on the Eagle Equities Note was $35,000.  During the three and six months ended December 31, 2017, this note incurred $8,726 and $8,726 in amortization expenses that was recorded in the financial statements as interest expense.  Further, as of December 31, 2017, the remaining unamortized debt discount was $26,274.  As of December 31, 2017, the Eagle Equities Note had accrued $925 in interest.

On March 23, 2017, the Company issued a convertible note payable for $30,000 to Adar Bays, LLC (“ Adar Bays ”). The Company agreed to pay 8% interest per annum on the principal amount and the maturity date is March 23, 2018. The note is convertible at the option of the holder at any time after 180 days at a rate of 55% of the lowest closing bid price of the Company’s common stock for the 15 prior trading days including the date upon which the conversion notice was received.

The determined fair value of the embedded derivative of $58,607 was charged as a debt discount up to the net proceeds of the note ($35,000) with the remainder ($28,607) charged to current period operations as non-cash loss on change in derivative liability.

In addition to each of the above initial convertible promissory notes (“ Initial Convertible Notes ”), the Company issued to Eagle Equities another convertible promissory note for $35,000 and issued Adar Bays two additional convertible notes each in the amount of $30,000.  These additional convertible notes are termed "Back-End Notes".

Each of these notes have the same terms as the Initial Convertible Notes. Each Back-End Note shall initially be paid for by an offsetting promissory note issued to the Company by the lender (" Note Receivable ") provided that prior to the conversion of the Back-End Notes, the holders must have paid off the Notes Receivable in cash. The Notes Receivable to Eagle Equities is due on November 1, 2017 and the Notes Receivable to Adar Bays are due on

November 27, 2017, unless the Company did not meet the “current public information” requirement pursuant to Rule 144, in which case both the Back-End Notes and the Notes Receivable could both be cancelled. The Notes Receivable are initially secured by the pledge of the Back-End Notes, but may be exchanged for other collateral upon Company’s approval following a three (3) day written notice to the Company. The term of the Notes Receivable and the Back-End Notes are one year, upon which the outstanding principal and interest is payable. The amounts funded plus accrued interest under Back-End Notes are convertible into common stock at any time after the requisite Rule 144 holding period (subject to the condition above for the Back-End Notes), at a conversion price equal to 55% of the lowest closing bid price in the 15 trading days prior to the conversion.

In the event the Company redeems the Initial Convertible Notes in full, the Company is required to pay off all principal, interest and any other amounts owing multiplied by (i) 120% of the unpaid principal amount during the first 30 days; (ii) 126% of the unpaid principal amount between days 31 and 60; (iii) 132% of the unpaid principal amount between days 61 and 90; (iv) 138% of the unpaid principal amount between days 91 and 120; (v) 144% of the unpaid principal amount between days 121 and 150; and (vi) 150% of the unpaid principal amount between days 151 and 180.   There shall be no redemption after the 180th day. The Back-End Notes may not be prepaid, except that if the initial convertible notes are redeemed by the Company within six months of their issuance, all obligations of the Company and holders under the Back-End Notes and the Notes Receivable will be deemed satisfied and such notes shall automatically be deemed cancelled and of no further force or effect.

TIGER REEF, INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2019 and June 30, 2018

NOTE 4 – CONVERTIBLE DEBT (continued)

In the event of two specific defaults, which include the maintenance of a minimum trading price and an aggregate dollar trading volume of the Company's common shares, the holders may cancel the Back-End Notes and the related Notes Receivable and otherwise in the event of other defaults as defined in the securities purchase agreement, the amount of principal and accrued interest will become immediately due and payable and may be offset by amounts due to the Company by the holders. Additionally, the Back-End Notes will bear default interest at a rate of 16% per annum, or the highest rate of interest permitted by law.

Since the Back-End Notes are not convertible until the Notes Receivable are paid and also not for 180 days from the note dates, and the Notes Receivable and Back-End Notes have a right of setoff, the Notes Receivable and Back-End Notes and related accrued interest receivable and payable have been netted for presentation purposes on the accompanying consolidated balance sheet.

Crown Bridge Note

On April 3, 2017, the Company issued a convertible note in the original principal amount of $111,000 to Crown Bridge Partners, LLC (“ Crown Bridge Note ”) bearing 12% interest per annum on the outstanding principal amount.  On April 6, 2017 Crown Bridge funded the Company $37,000 in the first tranche pursuant to the Crown Bridge Note, less a $2,500 Original Issue

Discount (OID) and $1,500 in legal fees associated with this tranche.  Each tranche pursuant to the Crown Bridge Note matures 365 days after each tranche financing.

Upon receipt of the initial funding tranche of the Crown Bridge Note, the Company determined the aggregate fair value of $59,611 of embedded derivatives for this tranche. The fair value of the embedded derivatives was determined using the Bionomial Option Pricing Model based on the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 283.8%, (3) weighted average risk-free interest rate of 1.02%, (4) expected life of 1.0 years, and (5) estimated fair value of the Company’s common stock of $0.04 per share.

The determined fair value of the embedded derivative of $59,611 was charged as a debt discount up to the net proceeds of the note ($34,500) with the remainder ($22,611) charged to current period operations as non-cash loss on change in derivative liability.

EMA Note

On April 3, 2017, the Company issued a convertible note in the original principal amount of $42,500 to EMA Financial, LLC (“ EMA Note ”) bearing 10% interest per annum on the outstanding principal amount.  On April 6, 2017 EMA funded the Company $42,500, less a $2,500 Original Issue Discount (OID) and $2,000 in legal fees associated with this tranche.  The EMA Note matures on April 3, 2018.

Upon receipt the funding of the EMA Note, the Company determined the aggregate fair value of $68,472 of embedded derivatives for this tranche. The fair value of the embedded derivatives was determined using the Bionomial Option Pricing Model based on the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 283.8%, (3) weighted average risk-free interest rate of 1.02%, (4) expected life of 1.0 years, and (5) estimated fair value of the Company’s common stock of $0.04 per share.

The determined fair value of the embedded derivative of $68,472 was charged as a debt discount up to the net proceeds of the note ($40,000) with the remainder ($25,972) charged to current period operations as non-cash loss on change in derivative liability.

TIGER REEF, INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2019 and June 30, 2018

NOTE 4 – CONVERTIBLE DEBT (continued)

Blackbridge Note

On April 17, 2017, the Company issued a convertible note in the original principal amount of $75,000 to Blackbridge Capital Growth Fund, LLC (“ Blackbridge Note ”) bearing 12% interest per annum on the outstanding principal amount.  On April 20, 2017 Blackbridge funded the Company $75,000 with no deductions or associated fees.  The Blackbridge Note matures on October 17, 2017.

Upon receipt the funding of the Blackbridge Note, the Company determined the aggregate fair value of $137,061 of embedded derivatives for this tranche. The fair value of the embedded derivatives was determined using the Bionomial Option Pricing Model based on the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 242.4%, (3) weighted average risk-free interest rate of 0.94%, (4) expected life of 0.5 years, and (5) estimated fair value of the Company’s common stock of $0.04 per share.

GPL Ventures Note

On March 25, 2019, the Company entered into a convertible note in the original principal amount of $ 100,000 bearing 10% interest per annum. As of June 30, 2019 $50,000 of this note was funded.

Change of Annual Interest Rate on EMA Note

On July 24, 2017, the Company was notified by EMA Financial, LLC that pursuant to Section 4(n) of the Securities Purchase Agreement, the annual interest rate for the convertible note would increase to 12% from the original 10% per annum rate.  The mechanism behind this rate increase was the underlying fact the Company issued a similar financial instrument to Blackbridge Capital Growth Fund, LLC at a preferred annual rate.

No other material events or transactions have occurred during this subsequent event reporting period which required recognition or disclosure in the financial statements.

TIGER REEF, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2018	2017

ASSETS
Current assets:
Cash and equivalents	$80	$241
Security Deposits	$—	$—
Total current assets	80	241

Property and equipment, net	—	—

Total assets	$80	241

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$245,184	$288,800
Accrued payroll	$205,600	101,500
Convertible debt, net	$203,388	200,938
Put premium	$189,420	189,420
Accrued interest	$20,539	10,260
Notes payable, related party	$169,908	60,960
Total current liabilities	$1,034,039	851,878

Total liabilities	$1,034,039	$851,878

Stockholders' deficit:
Preferred stock, $0.001 par value, 1,000,000 shares authorized
Series A Preferred stock, $0.001 par value, 250,000 shares designated, 19,846 shares issued and outstanding as of December 31, 2018 and 2017	82,441	82,441
Common stock, $0.001 par value, 500,000,000 shares authorized; 80,440,651 shares issued and outstanding as of December 31, 2018 and 82,440,651 as of December 31, 2017'	20	20
Additional paid in capital	1,213,406	1,208,664
Accumulated deficit	(2,329,826)	(2,142,762)
Total stockholders' deficit	(1,033,959)	(851,637)

Total liabilities and stockholders' deficit	$80	$241

See the accompanying notes to the unaudited condensed consolidated financial statements

TIGER REEF, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended	For the Year Ended
	2018	2017
Sales	$—	$—
Cost of sales	—	—
Gross profit	—	—

Operating expenses:
General and administrative	26,935	30,262
Accounting fees	—	11,750
Consulting fees	36,000	303,821
Legal fees	5,781	199,521
Stock transfer	4,176	8,571
Salaries	104,100	102,000
Total operating expenses	176,992	655,924

	(176,992)	(655,924)

Other income (expense):
Impairment expense		(27,947)
Interest expense	(18,347)	(231,786)
Total other income (expense)	(18,347)	(259,733)

Provision for income taxes	—	—

Net Loss	$(195,339)	$(915,657)

Loss per common share, basic and diluted	$(0.00)	$(0.02)

Weighed average number of common shares outstanding, basic and diluted	56,540,319	44,646,381

See the accompanying notes to the unaudited condensed consolidated financial statements

TIGER REEF, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

	Decemeber 31,						Additional	Common
	Series A preferred stock	Common stock		BW Bar & Grill, N.V.		Paid in	Stock	Accumulated
	Shares	Shares	Amount	Shares	Amount	Capital	Subscribed	Deficit	Total
Balance, December 31, 2013	—	100,250,000	$100,250	—	$—	$382,755	$—	$(483,080)	$(75)
Issuance of common shares for cash	—	900,000	900	—	—	8,100	—	$—	9,000
Expenses paid by related party	—	—	—	—	—	11,275	—	$—	11,275
Imputed interest	—	—	—	—	—	10	—	$—	10
Net loss	—	—	—	—	—	—	—	$(71,170)	(71,170)
Balance, December 31, 2014	—	101,150,000	$101,150	—	$—	$402,140	$—	$(554,250)	$(50,960)
Issuance of common shares for services	—	6,459,500	6,460	—	—	58,136	—	$—	64,596
Acquisition of Blue Water Bar & Grill, N.V.		—	—	30	3,000	(3,000)	—	$—	—
Expenses paid by related party	—	—	—	—	—	609,728	—	$—	609,728
Imputed interest	—	—	—	—	—	8,694	—	$—	8,694
Net loss	—	—	—	—	—	—	—	$(213,574)	(213,574)
Balance, December 31, 2015	—	107,609,500	$107,610	30	$3,000.00	$1,075,698	$—	$(767,824)	$418,484
Issuance of common shares for cash	—	850,000	850	—	—	$151,650	—	$—	152,500
Issuance of common shares for services	—	3,585,000	3,585	—	—	111,524	—	$—	115,109
Issuance of preferred shares for debt reduction	596	—	—	—	—	44,699	—	$—	44,700
Divesture of Blue Water Bar & Grill, N.V.		—	—	(30)	(3,000)	(563,723)	—	$12,083	(554,640)
Loss on conversion	—	—	—	—	—	$44,998	—	$—	44,998
Imputed interest	—	—	—	—	—	$8,564	—	$—	8,564
Net loss	—	—	—	—	—	$—	—	$(471,367)	(471,367)
Balance, December 31, 2016	596	112,044,500	$112,045	—	$—	$873,410	$—	$(1,227,108)	$(241,652)
Issuance of common shares for services	—	1,000,000	1,000	—	—	37,900	—	$—	38,900
Issuance of common shares for conversion of debt	—	59,646,151	48,597	—	—	(43,393)	—	$—	5,204
Issuance of preferred shares for services	1,200	—	—	—	—	254,530	—	$—	254,531
Share exchange	18,050	(90,250,000)	(90,250)	—	—		—	$—	—
Reclassification of premium upon conversion	—	—	—	—	—	4,051	—	$—	4,051
Imputed interest	—	—	—	—	—	$2,986	—	$—	2,986
Net loss	—	—	—	—	—	$—	—	$(915,657)	(915,657)
Balance, December 31, 2017	19,846	82,440,651	$71,392	—	$—	$1,129,485	$—	$(915,657)	$(851,637)

See the accompanying notes to the unaudited condensed consolidated financial statements

TIGER REEF, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(195,339)	$(915,657)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount on convertible debt	2,450	(2,450)
Reclassification of Premium Put		189,420
Changes in operating assets and liabilities:
Asset impairment		36,255
Increase (Decerase) in accrued payroll	104,100	101,500
(Decrease) increase in accounts payable	(43,616)	97,825
Increase in accrued interest	18,589	10,259
Net cash used in operating activities	(113,816)	(482,848)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of convertible debt, net	108,947	178,521
Decrease in notes payable, related party	—	(196)
Issuance of preferred stock		19
Issuance of common stock		(29,854)
Additonal paid in capital	4,708	334,627
Net cash provided by financing activities	113,655	483,117

Net increase (decrease) in cash	(161)	269

Cash-beginning of the period	241	—

Cash-end of period	$80	$241

Supplemental disclosure of cash flow information:
Interest	$—	$—
Taxes	$—	$—

See the accompanying notes to the unaudited condensed consolidated financial statements

TIGER REEF, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2018

NOTE 1 – Summary of Significant Accounting Policies

Organization

Tiger Reef, Inc. (“ Company ” or “ Tiger Reef ”) was incorporated under the laws of the State of Colorado on June 27, 2013 under the name Stream Flow Media, Inc.  The Company amended its Articles of Incorporation on October 14, 2015 to change its name to Blue Water Bar & Grill, Inc. and further amended its Articles of Incorporation on October 24, 2016 to change its name to Tiger Reef, Inc.  The Company is a diversified producer of ultra premium rums under the Tiger Reef® brand and a developer of Caribbean casual dining restaurant properties under the Mermaid Reef Ocean Grill & Lounge™ brand.

Unaudited Interim Financial Information

The unaudited condensed interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“ GAAP ”) .. They do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

Basis of Presentation

The Company is a diversified producer of ultra premium rums under the Tiger Reef® brand and a developer of Caribbean casual dining restaurant properties under the Mermaid Reef Ocean Grill & Lounge™ brand.

The Company has experienced net losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future. In addition, there is no assurance that once open the Company’s distilled spirits and future restaurants will be well received or that the Company will be able to generate sufficient cash flow to fund continued operations.

The above factors raise substantial doubt as to the Company's ability to continue as a going concern. The accompanying condensed financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that may result from the outcome of this uncertainty.

The consolidated financial statements include the accounts of Tiger Reef, Inc. and its wholly owned subsidiary Tiger Reef, Ltd. (hereafter referred collectively as the “ Company ” or “ Tiger Reef ”).

All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The accompanying financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.  Actual results may vary from these estimates.

TIGER REEF, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2018

NOTE 1 – Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.  As of December 31 the Company had no cash equivalents.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, generally 3 to 20 years. Leasehold improvements and leased equipment are amortized over the shorter of the term of the lease or the useful life of the improvement or equipment.

Fair Value of Financial Instruments

ASC 820, “Fair Value Measurements” and ASC 825, Financial Instruments, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level	Description

Level 1	Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.
Level 2	Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.
Level 3	Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Net Loss per Share Calculation

Basic net loss per common share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period.   Diluted earnings per shares is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  The Company excludes all potentially dilutive securities from its diluted net loss per share computation since their effect would be anti-dilutive because the Company recorded a loss for the year ended December 31, 2018.

TIGER REEF, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2018

NOTE 1 – Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company follows the guidance of FASB ASC Topic 605 for revenue recognition.  In general, the Company recognizes revenue on four basic criteria that must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured.  Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectability of those fees. Revenue is generally recognized at the time of sale and is expected to consist of sales of food, beverages and general merchandise and souvenirs.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740, Income Taxes.  Under FASB ASC 740-10-25, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes.  The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets.  The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period.  Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about its ability to realize the related deferred tax asset.  Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fiscal Year

The Company elected December 31st for its fiscal year end.

Recent Accounting Pronouncements

There are various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

TIGER REEF, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2018

NOTE 2 – GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements during fiscal period ended December 31, 2018, the Company has not established a source of revenues sufficient to cover its operating costs, and as such, has incurred an operating loss since its inception.  Further, as of December 31, 2018, the Company had an accumulated deficit of ($2,291,270).  These and other factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s existence is dependent upon management’s ability to develop profitable operations and to obtain additional sources of financing. There can be no assurance that the Company’s financing efforts will result in profitable operations or the resolution of the Company’s liquidity problems. The accompanying statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

NOTE 3 – STOCKHOLDERS’ EQUITY

Preferred stock

The Company has authorized 1,000,000 shares of preferred stock, $0.001 par value.  The Company’s Board of Directors is authorized, without further action by the shareholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms.

On November 2, 2015, the Company’s board of directors designated 250,000 shares of preferred stock as Series A Preferred Stock at $0.001 par value.  Series A Preferred Stock ranks superior to all other classes of stock including common and other future classes of preferred in regard to liquidation, dissolution or winding up of the Company. The Series A Preferred Stock shall participate in all legal dividends declared by the board of directors, has 5,000 votes per share in all voting matters, and is convertible and redeemable by the Company into shares of common stock at a ratio of 5,000 shares of common stock for each share of Series A Preferred.

On November 2, 2015, the Company issued 97,625 shares of Series A Preferred Stock to Taurus Financial Partners, LLC (“Taurus ”) as payment towards outstanding accounts payable to Taurus amounting to $97,625.  This transaction was mutually rescinded retroactively by both parties on February 25, 2016 resulting in the reinstatement of $97,625 in accounts payable to Taurus.  The accounts payable balance owed to Taurus was converted into and has been accounted for as a short-term note payable to a related party.  As of December 31, 2017 and December 31, 2016, this short-term note payable had accrued $1,556 and $6,754, respectively, in imputed interest.  This imputed interest has been recorded in the financial statements as additional paid-in capital.  No shares of Series A Preferred Stock were issued hereunder.

On October 18, 2016, the Company issued 596 shares of its Series A Preferred Stock in exchange for the retirement of $44,700 in outstanding debt owed to an unrelated party.  These shares of Series A Preferred stock were independently valued by Doty Scott Enterprises, Inc. at $89,698, or $150.50 a share, pursuant to the Statement of Financial Accounting Standard ASC 820-10-35-37, Fair Value in Financial Instruments .  As such, the Company recorded a one-time loss of ($44,998) for the conversion of this debt into shares of Series A Preferred Stock.

TIGER REEF, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2018

NOTE 3 – STOCKHOLDERS’ EQUITY (continued)

On February 15, 2017, the Company issued an aggregate of 1,200 shares of restricted Series A Preferred Stock to two consultants, Cornucopia Financial Group, Inc. (720 shares) and FNX Consulting, Inc. (480 shares).  Tiger Reef valued these shares at an aggregate of $180,600, or $150.50 a share.

On March 27, 2017, the Company issued 18,050 shares of restricted Series A Preferred Stock in exchange for 90,250,000 shares of outstanding common stock.  The ratio for this share exchange was 1 share of Series A Preferred Stock for every 5,000 shares of common stock offered.  The Company’s Board of Directors subsequently cancelled the shares of common stock received in this transaction.

As of December 31, 2018, the Company had 19,846 shares of Series A Preferred Stock issued and outstanding; there were no other shares or classes of preferred stock authorized or outstanding.

Common stock (Tiger Reef, Inc.)

The Company has authorized 500,000,000 shares of common stock, with a par value of $0.001 per share.

During the fiscal year ended December 31, 2016, the Company issued an aggregate of 3,585,000 shares of its common stock for services.  These shares had an aggregate value of $115,109, or an average price of $0.032 per share.

During the fiscal year ended December 31, 2016, the Company issued an aggregate of 850,000 shares of its common stock for an aggregate value of $152,500 in cash, or an average price of $0.179 per share.

As of December 31, 2018, the Company had 82,440,651 shares of its common stock issued and outstanding.

Imputed Interest and Expenses Paid by Related Party

As of December 31, 2018, the Company had outstanding notes payable to Taurus Financial Partners, LLC (“ Taurus ”) aggregating $90,849 for expenses paid on behalf of the Company which has been accounted for as a short-term note payable to a related party.

NOTE 4 – CONVERTIBLE DEBT

As of December 31, 2018, the Company had the following convertible debt:

December 31, 2018
Convertible debt	$203,388
Debt discount	(0)
Convertible debt, net	203,388

Eagle Equities and Adar Bays Notes

On March 1, 2017, the Company issued a convertible note payable for $35,000 to Eagle Equities, LLC (“ Eagle Equities ”). The Company agreed to pay 8% interest per annum on the principal amount and the maturity date is March 1, 2018. The note is convertible at the option of the holder at any time after 180 days at a rate of 55% of the lowest closing bid price of the Company’s common stock for the 15 prior trading days including the date upon which the conversion notice was received.

TIGER REEF, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2018

NOTE 4 – CONVERTIBLE DEBT (continued)

The determined fair value of the embedded derivative of $68,374 was charged as a debt discount up to the net proceeds of the note ($35,000) with the remainder ($33,374) charged to current period operations as non-cash loss on change in derivative liability.

The Company recorded a loss on change in derivative liability for this note of ($33,374) for the six months ended December 31, 2017.

As of December 31, 2017, the outstanding balance due on the Eagle Equities Note was $35,000.  During the three and six months ended December 31, 2017, this note incurred $8,726 and $8,726 in amortization expenses that was recorded in the financial statements as interest expense.  Further, as of December 31, 2017, the remaining unamortized debt discount was $26,274.  As of December 31, 2017 the Eagle Equities Note had accrued $925 in interest.

On March 23, 2017, the Company issued a convertible note payable for $30,000 to Adar Bays, LLC (“ Adar Bays ”). The Company agreed to pay 8% interest per annum on the principal amount and the maturity date is March 23, 2018. The note is convertible at the option of the holder at any time after 180 days at a rate of 55% of the lowest closing bid price of the Company’s common stock for the 15 prior trading days including the date upon which the conversion notice was received.

The determined fair value of the embedded derivative of $58,607 was charged as a debt discount up to the net proceeds of the note ($35,000) with the remainder ($28,607) charged to current period operations as non-cash loss on change in derivative liability.

In addition to each of the above initial convertible promissory notes (“ Initial Convertible Notes ”), the Company issued to Eagle Equities another convertible promissory note for $35,000 and issued Adar Bays two additional convertible notes each in the amount of $30,000.  These additional convertible notes are termed "Back-End Notes".

Each of these notes have the same terms as the Initial Convertible Notes. Each Back-End Note shall initially be paid for by an offsetting promissory note issued to the Company by the lender (" Note Receivable ") provided that prior to the conversion of the Back-End Notes, the holders must have paid off the Notes Receivable in cash. The Notes Receivable to Eagle Equities is due on November 1, 2017 and the Notes Receivable to Adar Bays are due on

November 27, 2017, unless the Company did not meet the “current public information” requirement pursuant to Rule 144, in which case both the Back-End Notes and the Notes Receivable could both be cancelled. The Notes Receivable are initially secured by the pledge of the Back-End Notes, but may be exchanged for other collateral upon Company’s approval following a three (3) day written notice to the Company. The term of the Notes Receivable and the Back-End Notes are one year, upon which the outstanding principal and interest is payable. The amounts funded plus accrued interest under Back-End Notes are convertible into common stock at any time after the requisite Rule 144 holding period (subject to the condition above for the Back-End Notes), at a conversion price equal to 55% of the lowest closing bid price in the 15 trading days prior to the conversion.

TIGER REEF, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2018

NOTE 4 – CONVERTIBLE DEBT (continued)

In the event the Company redeems the Initial Convertible Notes in full, the Company is required to pay off all principal, interest and any other amounts owing multiplied by (i) 120% of the unpaid principal amount during the first 30 days; (ii) 126% of the unpaid principal amount between days 31 and 60; (iii) 132% of the unpaid principal amount between days 61 and 90; (iv) 138% of the unpaid principal amount between days 91 and 120; (v) 144% of the unpaid principal amount between days 121 and 150; and (vi) 150% of the unpaid principal amount between days 151 and 180.   There shall be no redemption after the 180th day. The Back-End Notes may not be prepaid, except that if the initial convertible notes are redeemed by the Company within six months of their issuance, all obligations of the Company and holders under the Back-End Notes and the Notes Receivable will be deemed satisfied and such notes shall automatically be deemed cancelled and of no further force or effect.

In the event of two specific defaults, which include the maintenance of a minimum trading price and an aggregate dollar trading volume of the Company's common shares, the holders may cancel the Back-End Notes and the related Notes Receivable and otherwise in the event of other defaults as defined in the securities purchase agreement, the amount of principal and accrued interest will become immediately due and payable and may be offset by amounts due to the Company by the holders. Additionally, the Back-End Notes will bear default interest at a rate of 16% per annum, or the highest rate of interest permitted by law.

Since the Back-End Notes are not convertible until the Notes Receivable are paid and also not for 180 days from the note dates, and the Notes Receivable and Back-End Notes have a right of setoff, the Notes Receivable and Back-End Notes and related accrued interest receivable and payable have been netted for presentation purposes on the accompanying consolidated balance sheet.

Crown Bridge Note

On April 3, 2017, the Company issued a convertible note in the original principal amount of $111,000 to Crown Bridge Partners, LLC (“ Crown Bridge Note ”) bearing 12% interest per annum on the outstanding principal amount.  On April 6, 2017 Crown Bridge funded the Company $37,000 in the first tranche pursuant to the Crown Bridge Note, less a $2,500 Original Issue Discount (OID) and $1,500 in legal fees associated with this tranche.  Each tranche pursuant to the Crown Bridge Note matures 365 days after each tranche financing.

Upon receipt of the initial funding tranche of the Crown Bridge Note, the Company determined the aggregate fair value of $59,611 of embedded derivatives for this tranche. The fair value of the embedded derivatives was determined using the Bionomial Option Pricing Model based on the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 283.8%, (3) weighted average risk-free interest rate of 1.02%, (4) expected life of 1.0 years, and (5) estimated fair value of the Company’s common stock of $0.04 per share.

The determined fair value of the embedded derivative of $59,611 was charged as a debt discount up to the net proceeds of the note ($34,500) with the remainder ($22,611) charged to current period operations as non-cash loss on change in derivative liability.

EMA Note

On April 3, 2017, the Company issued a convertible note in the original principal amount of $42,500 to EMA Financial, LLC (“ EMA Note ”) bearing 10% interest per annum on the outstanding principal amount.  On April 6, 2017 EMA funded the Company $42,500, less a $2,500 Original Issue Discount (OID) and $2,000 in legal fees associated with this tranche.  The EMA Note matures on April 3, 2018.

TIGER REEF, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2018

NOTE 4 – CONVERTIBLE DEBT (continued)

Upon receipt the funding of the EMA Note, the Company determined the aggregate fair value of $68,472 of embedded derivatives for this tranche. The fair value of the embedded derivatives was determined using the Bionomial Option Pricing Model based on the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 283.8%, (3) weighted average risk-free interest rate of 1.02%, (4) expected life of 1.0 years, and (5) estimated fair value of the Company’s common stock of $0.04 per share.

The determined fair value of the embedded derivative of $68,472 was charged as a debt discount up to the net proceeds of the note ($40,000) with the remainder ($25,972) charged to current period operations as non-cash loss on change in derivative liability.

Blackbridge Note

On April 17, 2017, the Company issued a convertible note in the original principal amount of $75,000 to Blackbridge Capital Growth Fund, LLC (“ Blackbridge Note ”) bearing 12% interest per annum on the outstanding principal amount.  On April 20, 2017 Blackbridge funded the Company $75,000 with no deductions or associated fees.  The Blackbridge Note matures on October 17, 2017.

Upon receipt the funding of the Blackbridge Note, the Company determined the aggregate fair value of $137,061 of embedded derivatives for this tranche. The fair value of the embedded derivatives was determined using the Bionomial Option Pricing Model based on the following assumptions: (1) dividend yield of 0%; (2) expected volatility of 242.4%, (3) weighted average risk-free interest rate of 0.94%, (4) expected life of 0.5 years, and (5) estimated fair value of the Company’s common stock of $0.04 per share.

Change of Annual Interest Rate on EMA Note

On July 24, 2017, the Company was notified by EMA Financial, LLC that pursuant to Section 4(n) of the Securities Purchase Agreement, the annual interest rate for the convertible note would increase to 12% from the original 10% per annum rate.  The mechanism behind this rate increase was the underlying fact the Company issued a similar financial instrument to Blackbridge Capital Growth Fund, LLC at a preferred annual rate.

No other material events or transactions have occurred during this subsequent event reporting period which required recognition or disclosure in the financial statements.